EXECUTION COPY

ASSET PURCHASE AGREEMENT

dated as of

November 19, 2006

between

TRIPOS (CAYMAN) LP

and

TRIPOS, INC.

TABLE OF CONTENTS

Page

Article 1
Definitions

Section 1.01.  Definitions.                                                                                                                                                                                                   1

Section 1.02.  Other Definitional and Interpretative Provisions.                                                                                                                                       6

Article 2
Purchase and Sale

Section 2.01.  Purchase and Sale.                                                                                                                                                                                       7

Section 2.02.  Excluded Assets.                                                                                                                                                                                           8

Section 2.03.  Assumed Liabilities.                                                                                                                                                                                      9

Section 2.04.  Excluded Liabilities.                                                                                                                                                                                     9

Section 2.05.  Assignment of Contracts and Rights.                                                                                                                                                         10

Section 2.06.  Purchase Price; Allocation of Purchase Price.                                                                                                                                          11

Section 2.07.  Closing.                                                                                                                                                                                                       12

Section 2.08.  Purchase Price Adjustment                                                                                                                                                                        12

Article 3
Representations and Warranties of Seller

Section 3.01.  Corporate Existence and Power.                                                                                                                                                               15

Section 3.02.  Corporate Authorization.                                                                                                                                                                           15

Section 3.03.  Governmental Authorization.                                                                                                                                                                     15

Section 3.04.  Noncontravention.                                                                                                                                                                                      15

Section 3.05.  Required and Other Consents.                                                                                                                                                                    16

Section 3.06.  Financial Statements.                                                                                                                                                                                 16

Section 3.07.  Absence of Certain Changes.                                                                                                                                                                     16

Section 3.08.  No Undisclosed Material Liabilities.                                                                                                                                                          18

Section 3.09.  Material Contracts.                                                                                                                                                                                    19

Section 3.10.  Litigation.                                                                                                                                                                                                   21

Section 3.11.  Compliance with Laws and Court Orders.                                                                                                                                                 21

Section 3.12.  Properties.                                                                                                                                                                                                  21

Section 3.13.  Sufficiency of and Title to the Purchased Assets.                                                                                                                                      22

Section 3.14.  Products.                                                                                                                                                                                                    22

Section 3.15.  Intellectual Property.                                                                                                                                                                                 23

Section 3.16.  Insurance Coverage.                                                                                                                                                                                  25

Section 3.17.  Licenses and Permits.                                                                                                                                                                                 25

Section 3.18.  Inventories.                                                                                                                                                                                                 25

Section 3.19.  Receivables.                                                                                                                                                                                                25

Section 3.20.  Seller SEC Reports.                                                                                                                                                                                    26

Section 3.21.  Finders' Fees.                                                                                                                                                                                             26

Page

Section 3.22.  Employees.                                                                                                                                                                                                  27

Section 3.23.  Environmental Compliance.                                                                                                                                                                       27

Section 3.24.  Solvency.                                                                                                                                                                                                     28

Section 3.25.  Vote Required.                                                                                                                                                                                            28

Section 3.26.  Opinion of Financial Advisor.                                                                                                                                                                    28

Section 3.27.  Representations.                                                                                                                                                                                         29

Article
Representations and Warranties of Buyer

Section 4.01.  Corporate Existence and Power.                                                                                                                                                               29

Section 4.02.  Corporate Authorization.                                                                                                                                                                           29

Section 4.03.  Governmental Authorization.                                                                                                                                                                     29

Section 4.04.  Noncontravention.                                                                                                                                                                                      29

Section 4.05.  Financing.                                                                                                                                                                                                   29

Section 4.06.  Litigation.                                                                                                                                                                                                   30

Section 4.07.  Disclosure Documents.                                                                                                                                                                               30

Article 5
Covenants of Seller

Section 5.01.  Conduct of the Business.                                                                                                                                                                            30

Section 5.02.  Access to Information; Confidentiality.                                                                                                                                                     32

Section 5.03.  Notices of Certain Events.                                                                                                                                                                         32

Section 5.04.  Noncompetition.                                                                                                                                                                                         33

Section 5.05.  Liquidating Distributions.                                                                                                                                                                           34

Section 5.06.  Stockholder Meeting; Proxy Materials.                                                                                                                                                     34

Section 5.07.  Pro Forma Financial Statements.                                                                                                                                                              35

Section 5.08.  Acquisition Proposals.                                                                                                                                                                                35

Section 5.09.  Financing.                                                                                                                                                                                                   37

Section 5.10.  Seller Disclosure Schedule.                                                                                                                                                                         37

Section 5.11.  Liens; Security Interests.                                                                                                                                                                            37

Section 5.12.  Contracts.                                                                                                                                                                                                   38

Article
Covenant of Buyer

Article 7
Covenants of Buyer and Seller

Section 7.01.  Commercially Reasonable Efforts; Further Assurances.                                                                                                                           38

Section 7.02.  Certain Filings.                                                                                                                                                                                           39

Section 7.03.  Public Announcements.                                                                                                                                                                              39

Section 7.04.  WARN Act                                                                                                                                                                                                   39

i

Page

Article 8
Tax Matters

Section 8.01.  Tax Definitions.                                                                                                                                                                                          40

Section 8.02.  Tax Matters.                                                                                                                                                                                               40

Section 8.03.  Tax Cooperation; Allocation of Taxes.                                                                                                                                                      40

Article 9
Employee Benefits

Section 9.01.  Employee Benefits Definitions.                                                                                                                                                                   42

Section 9.02.  ERISA Representations.                                                                                                                                                                              42

Section 9.03.  Employees and Offers of Employment                                                                                                                                                       44

Section 9.04.  Seller's Employee Benefit Plans.                                                                                                                                                                 44

Section 9.05.  Buyer Benefit Plans.                                                                                                                                                                                   46

Section 9.06.  No Third Party Beneficiaries.                                                                                                                                                                     46

Article 10
Conditions to Closing

Section 10.01.  Conditions to Obligations of Buyer and Seller.                                                                                                                                        47

Section 10.02.  Conditions to Obligation of Buyer.                                                                                                                                                           47

Section 10.03.  Conditions to Obligation of Seller.                                                                                                                                                           48

Article 1
Survival; Indemnification

Section 11.01.  Survival                                                                                                                                                                                                    49

Section 11.02.  Indemnification.                                                                                                                                                                                        49

Section 11.03.  Procedures.                                                                                                                                                                                               50

Article 12
Termination

Section 12.01.  Grounds for Termination.                                                                                                                                                                        51

Section 12.02.  Effect of Termination.                                                                                                                                                                              52

Article 13
Miscellaneous

Section 13.01.  Notices.                                                                                                                                                                                                     54

Section 13.02.  Amendments and Waivers.                                                                                                                                                                       55

Section 13.03.  Disclosure Schedule References.                                                                                                                                                               55

Section 13.04.  Expenses.                                                                                                                                                                                                  55

Section 13.05.  Successors and Assigns.                                                                                                                                                                            55

Section 13.06.  Governing Law.                                                                                                                                                                                        55

iii

Page

Section 13.07.  Dispute Resolution.                                                                                                                                                                                   55

Section 13.08.  Counterparts; Effectiveness; Third Party Beneficiaries.                                                                                                                         57

Section 13.09.  Entire Agreement                                                                                                                                                                                     57

Section 13.10.  Bulk Sales Laws.                                                                                                                                                                                       57

Section 13.11.  Severability.                                                                                                                                                                                              57

Section 13.12.  Specific Performance.                                                                                                                                                                              58

Section 13.13.  Waiver of Certain Rights.                                                                                                                                                                         58

Exhibit A          Support Agreement
Exhibit B          Pro Forma Balance Sheet

Exhibit C          Assignment and Assumption Agreement

Exhibit D          Transition Services Agreement

Exhibit E           License Agreement

Exhibit F           Lease

iv

ASSET PURCHASE AGREEMENT

AGREEMENT (this "Agreement") dated as of November 19, 2006 between Tripos (Cayman) LP, a Cayman Islands limited partnership ("Buyer"), and Tripos, Inc., a Utah corporation ("Seller"),

W I T N E SS E T H :

WHEREAS, Seller conducts a business which develops, sells and distributes discovery informatics software to the pharmaceutical industry (the "Business");

WHEREAS, Buyer desires to purchase substantially all of the assets of the Business from Seller, and Seller desires to sell substantially all of the assets of the Business to Buyer, upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, Buyer does not desire to purchase Seller's discovery research business and certain other assets of Seller, all of which will be retained by Seller;

WHEREAS, Seller intends, promptly after the consummation of the transactions contemplated hereby, to liquidate and commence the orderly dissolution and winding up of its remaining business; and

WHEREAS, simultaneously with the execution and delivery of this Agreement, certain stockholders of Seller have entered into Support Agreements in the form of Exhibit A hereto, dated as of the date hereof, with Buyer, pursuant to which such stockholders have agreed to vote their shares in favor of the transactions contemplated hereby and against any competing proposals;

NOW THEREFORE, the parties hereto agree as follows:

Article 1
Definitions

Section 1.01.  Definitions.  (a) The following terms, as used herein, have the following meanings:

"Adjusted Deferred Revenues" means the deferred revenues of the Business increased by the amount of any contra deferred revenues, in each case as reflected on the Closing Pro Forma Balance Sheet.

"Adjusted Purchase Price" means the Purchase Price, as adjusted pursuant to 2.08 hereof.

1

"Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.

"Applicable Law" means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

"Balance Sheet Date" means September 30, 2006.

"Business Day" means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

"Closing Adjusted Net Working Capital" means (A) the sum of cash, net accounts receivable aged not more than 120 days and prepaid expenses, minus (B) the sum of accounts payable, current portion of long‑term debt related to capital leases, other accrued liabilities and Adjusted Deferred Revenues, in each case as reflected on the Closing Pro Forma Balance Sheet, excluding any asset or liability attributable to Apportioned Obligations.

"Closing Date" means the date of the Closing.

"Closing Pro Forma Balance Sheet" means the pro forma balance sheet of the Business as of the close of business on the day before the Closing Date.

"Environmental Laws" means any Applicable Law or any agreement with any Governmental Authority or other third party, relating to human health and safety, the environment or to Hazardous Substances.

"Environmental Liabilities" means any and all liabilities arising in connection with or in any way relating to Seller (or any predecessor of Seller or any prior owner of all or part of its business and assets), any property now or previously owned, leased or operated by Seller, the Business (as currently or previously conducted), the Purchased Assets or any activities or operations occurring or conducted at the Real Property (including offsite disposal), whether accrued, contingent, absolute, determined, determinable or otherwise, which (i) arise under or relate to any Environmental Law and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date.

"Environmental Permits" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the Business, the Purchased Assets or the Real Property.

"GAAP" means generally accepted accounting principles in the United States.

"Governmental Authority" means any transnational, domestic or foreign federal, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof.

"Hazardous Substances" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable corrosive, reactive or otherwise hazardous substance, waste or material or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Intellectual Property" shall mean any or all of the following and all rights associated therewith: (i) all domestic and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know‑how, technology, algorithms; technical data; models; databases and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all mask works, mask work registrations and applications therefor; (v) all industrial designs and any registrations and applications therefor; (vi) all domain names; trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith; (vii) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all documentation related to any of the foregoing; and (viii) all tangible or intangible proprietary information or materials.

"Intellectual Property of Seller" shall mean any Intellectual Property that is owned by Seller or its subsidiaries other than Intellectual Property listed in Schedule 2.02(g).

"knowledge" of any Person that is not an individual means the knowledge of such Person's officers after reasonable inquiry.

"Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.  For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

"Material Adverse Effect" means any adverse effect, change, event, occurrence or state of facts (A) affecting the condition (financial or otherwise), business, assets, properties, liabilities (including contingent liabilities), operations or results of operations of the Business that is material to the  Business, or (B) that would prevent or materially impair Seller from consummating the transactions contemplated hereby, that has occurred or would reasonably be expected to occur as a result of any such change, effect, event, occurrence or state of facts, excluding in each case (i) any changes or effects resulting from general changes in economic and financial market conditions (whether in the United States or internationally), (ii) changes in conditions (including as a result of changes in laws, including without limitation, common law, rules and regulations or the interpretations thereof) generally applicable to the types of businesses in which Seller and its subsidiaries are engaged, (iii)  the effect of any change arising in connection with earthquakes, acts of war, sabotage or terrorism, military actions or escalation thereof, and (iv) any failure, in and of itself, by Seller to meet any internal or published projections, forecasts or revenue or earnings predictions or projections (it being understood that the facts or circumstances giving rise to or contributing to such failure may be taken into account in determining whether there has been a Material Adverse Effect unless otherwise excluded pursuant to this paragraph) and (v) changes resulting from the announcement of the transactions contemplated hereby or the identity of Buyer, except, in the cases of clauses (i) through (iii), to the extent such effect, change, event, occurrence or state of facts disproportionately affects the Business.

"1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"Owned Intellectual Property Rights" means all Intellectual Property Rights owned by Seller or an Affiliate of Seller and held for use or used in the conduct of the Business.

"Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

"Pro Forma Balance Sheet" means the unaudited balance sheet of the Business as of June 30, 2006 attached hereto as Exhibit B.

"Transaction Agreements" means, collectively, this Agreement, the Support Agreements, the Transition Services Agreement, the License Agreement and the Lease.

(b)     Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
1933 Act	3.20
AAA	13.07
Accounting Referee	2.06
Acquisition Proposal	5.08
active employee	9.03
Adverse Recommendation Change	5.08
Agreement	Preamble
Allocation Statement	2.06
Apportioned Obligations	8.03
Arbitration Costs	13.07
Assumed Liabilities	2.03
Attorney's Costs	13.07
Business	Recitals
Buyer	Preamble
Capex Budget	3.07
Closing	2.07
Code	8.01
Confidentiality Agreement	13.09
Contracts	2.01
Damages	11.02
Demand	13.07
Dispute	2.08
Disputed Claim	13.07
e-mail	13.01
Employee Plans	9.02
ERISA	9.01
ERISA Affiliate	9.01
Excluded Assets	2.02
Excluded Liabilities	2.04
Indemnified Party	11.03
Indemnifying Party	11.03
Material Contract	3.09
Multiemployer Plan	9.02
Other Consents	3.05
Permits	3.17
Permitted Liens	3.12
Petty Cash	2.01

Term	Section
Post‑Closing Tax Period	8.03
Pre‑Closing Tax Period	8.01
Purchased Assets	2.01
Purchase Price	2.06
Real Property	3.12
Required Consents	3.05
Resolution of Sale	5.06
SEC	3.20
Seller	Preamble
Seller Proxy Statement	5.06
Seller SEC Reports	3.20
Series C Preferred Stock	3.25
Superior Proposal	5.08
Tax	8.01
Taxing Authority	8.01
Termination Date	12.01
Transfer Taxes	8.03
Transferred Employees	9.03
Uncontested Purchase Price	2.08
WARN Act	7.04
Warranty Breach	11.02

Section 1.02.  Other Definitional and Interpretative Provisions.  The words "hereby", "hereof", "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation", whether or not they are in fact followed by those words or words of like import.  "Writing", "written" and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to "law", "laws" or to a particular statute or law shall be deemed also to include any and all Applicable Law.

Article 2
Purchase and Sale

Section 2.01.  Purchase and Sale.  Except as otherwise provided below, upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer at the Closing, free and clear of all Liens, other than Permitted Liens, all of Seller's right, title and interest in, to and under the assets, properties and business, of every kind and description, wherever located, personal or mixed, tangible or intangible, known or unknown, owned, held or used in or arising from the conduct of the Business by Seller as the same shall exist on the Closing Date, including all assets shown on the Closing Pro Forma Balance Sheet and not disposed of in the ordinary course of business as permitted by this Agreement, and all assets of the Business thereafter acquired by Seller (the "Purchased Assets"), and including all right, title and interest of Seller in, to and under:

                                               (a)            all personal property and interests in personal property of the Business, including machinery, equipment, furniture, office equipment, communications equipment and other tangible property to the extent listed on Schedule 3.12(b);

                                              (b)            all raw materials, work‑in‑process, finished goods, supplies and other inventories of the Business;

                                               (c)            all rights under all contracts, agreements, leases (except leases of real property (other than the leases listed on Schedule 2.02(c))), licenses, commitments, sales and purchase orders and other instruments of the Business (collectively, the "Contracts");

                                              (d)            all accounts, notes and other receivables of the Business (other than accounts receivables aged more than 120 days as of the Closing Date);

                                               (e)            all prepaid expenses, excluding ad valorem taxes;

                                                (f)            $900,000 in cash, plus all petty cash located at the operating facilities of the Business ("Petty Cash");

                                               (g)            all of Seller's rights, claims, credits, causes of action or rights of set-off against third parties relating to or arising from the Purchased Assets, including unliquidated rights under manufacturers' and vendors' warranties;

                                               (h)            subject to Section 2.02(g), all Intellectual Property owned by or licensed to Seller and its subsidiaries and including the items listed on Schedule 3.15;

                                                 (i)            all transferable licenses, permits or other governmental authorization affecting, or relating in any way to, the Business, including the items listed on Schedule 3.17;

                                                (j)            all books, records, files and papers, whether in hard copy or computer format, used in the Business, including copies of financial information and related work papers in possession of Seller or its accountants, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of prospective, present and former customers, personnel and employment records relating to Transferred Employees, scientific research and publications and any information relating to any Tax imposed on the Purchased Assets;

                                              (k)            all goodwill associated with the Business or the Purchased Assets, together with the right to represent to third parties that Buyer is the successor to the Business; and

                                                 (l)            all rights under all research or other grants listed on Schedule 2.01(l).

Section 2.02.  Excluded Assets.  Buyer expressly understands and agrees that the following assets and properties of Seller (the "Excluded Assets") shall be excluded from the Purchased Assets:

                                               (a)            all of Seller's cash and cash equivalents on hand and in banks, except as set forth in Section 2.01(f);

                                              (b)            insurance policies;

                                               (c)            all real property and leases of, and other interests in, real property, in each case together with all buildings, fixtures and improvements erected thereon except as set forth on Schedule 2.02(c) (it being understood that all such assets and properties are Excluded Assets whether or not they are used in the Business);

                                              (d)            subject to Section 2.01(h), all assets used exclusively in Seller's discovery research business or that are not used in or otherwise relate to the Business;

                                               (e)            all assets and rights associated with Seller's investment in the A.M. Pappas Life Sciences Venture Fund;

                                                (f)            any Purchased Assets sold or otherwise disposed of in the ordinary course of business and not in violation of any provisions of this Agreement during the period from the date hereof until the Closing Date;

                                               (g)            the Intellectual Property of Seller identified on Schedule 2.02(g); and

                                               (h)            all accounts receivables aged more than 120 days as of the Closing Date.

Section 2.03.  Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the time of the Closing, to assume only the following liabilities (the "Assumed Liabilities"):

                                               (a)            all liabilities set forth on the Closing Pro Forma Balance Sheet;

                                              (b)            all liabilities and obligations of Seller arising under the Contracts and the grants listed on Schedule 2.01(l) (other than liabilities or obligations attributable to any failure by Seller to comply with the terms thereof); and

                                               (c)            all liabilities arising under capital leases used to finance the acquisition of assets that are included in Purchased Assets pursuant to Section 2.01(a).

Section 2.04.  Excluded Liabilities.  Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Seller (or any predecessor of Seller or any prior owner of all or part of its businesses and assets) of whatever nature, whether presently in existence or arising hereafter.  All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Seller (all such liabilities and obligations not being assumed being herein referred to as the "Excluded Liabilities").  Notwithstanding any provision in this Agreement or any other writing to the contrary, Excluded Liabilities include:

                                               (a)                 any liability or obligation of Seller, or any member of any consolidated, affiliated, combined or unitary group of which Seller is or has been a member, for Taxes; provided that Apportioned Obligations shall be paid in the manner set forth in 8.03 hereof;

                                              (b)                 except to the extent provided in Section 9.03, any liability or obligation relating to employee benefits or compensation arrangements existing on or prior to the Closing Date, including any liability or obligation under any of Seller's employee benefit agreements, plans or other arrangements listed on Schedule 9.02;

                                               (c)                 any Environmental Liability;

                                              (d)                 all liabilities relating to or arising out of any research or other grants to which Seller was the recipient (including, for example, all research or other grants relating to the Seller's discovery research business in the United Kingdom) other than those grants listed on Schedule 2.01(l);

                                               (e)                 except as set forth under Section 2.03(c), all indebtedness for borrowed money or capital leases;

                                                (f)                 all liabilities related to or arising out of litigation pending as of the Closing Date, including the proceedings described on Schedule 2.04(f);

                                               (g)                 any liability or obligation relating to an Excluded Asset; and

                                               (h)                 except to the extent expressly provided for in Section 2.03, liabilities relating to the Business, the Purchased Assets or the Transferred Employees arising out of the operation or ownership of the Business prior to the Closing Date.

Section 2.05.  Assignment of Contracts and Rights.  Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment, without the consent of a third party thereto, would constitute a breach or other contravention of such Purchased Asset or in any way adversely affect the rights of Buyer or Seller thereunder.  Seller and Buyer will use their commercially reasonable efforts (but without any payment of money by Seller or Buyer) to obtain the consent of the other parties to any such Purchased Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request.  If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub‑licensing, or sub‑leasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller's obligations, any and all rights of Seller against a third party thereto.  Seller, or the assigns of Seller in the event of a liquidation and dissolution of Seller, shall promptly pay to Buyer when received all monies received by Seller under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset.  In such event, Seller and Buyer shall, to the extent the benefits therefrom and obligations thereunder have not been provided by alternate arrangements satisfactory to Buyer and Seller, negotiate in good faith an adjustment in the consideration paid by Buyer for the Purchased Assets, to the extent not otherwise adjusted pursuant to 0.

Section 2.06.  Purchase Price; Allocation of Purchase Price.  (a)  The purchase price for the Purchased Assets (the "Purchase Price") is $25,600,000 in cash.  The Purchase Price shall be paid as provided in Section 2.07 and shall be subject to adjustment as provided in 0.

                      (b)            As soon as practicable after the Closing and in no event more than 30 days after the Closing, Buyer shall deliver to Seller a statement (the "Allocation Statement"), allocating the Adjusted Purchase Price or, in the event of a Dispute, the Uncontested Purchase Price (plus Assumed Liabilities, to the extent properly taken into account under Section 1060 of the Code) among the Purchased Assets in accordance with Section 1060 of the Code.  If within 10 days after the delivery of the Allocation Statement Seller notifies Buyer in writing that Seller objects to the allocation set forth in the Allocation Statement, Buyer and Seller shall use commercially reasonable efforts to resolve such dispute within 10 days.  In the event that Buyer and Seller are unable to resolve such dispute within 10 days, Buyer and Seller shall, within 10 days thereafter, jointly retain a nationally recognized accounting firm mutually acceptable to both Buyer and Seller that does not have a business relationship with Buyer or Seller or an Affiliate of either (the "Accounting Referee") to resolve the disputed items, and the Accounting Referee shall resolve the disputed items within 10 days of its engagement, which resolution shall be conclusive and binding on the Buyer and Seller.  Upon resolution of the disputed items, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution.  The costs, fees and expenses of the Accounting Referee shall be borne equally by Buyer and Seller.

                       (c)            Seller and Buyer agree to (i) be bound by the Allocation Statement and (ii) act in accordance with the Allocation in the preparation, filing and audit of any Tax return (including filing Form 8594 with its federal income Tax return for the taxable year that includes the Closing Date).

                      (d)            If an adjustment is made with respect to the Purchase Price pursuant to 2.08(f) and (g), the Allocation Statement shall be adjusted in accordance with Section 1060 of the Code and as mutually agreed by Buyer and Seller.  In the event that an agreement is not reached within 20 days after the determination of Final Adjusted Net Working Capital, any disputed items shall be resolved in the manner described in Section 2.06(b).  Buyer and Seller agree to file any additional information return required to be filed pursuant to Section 1060 of the Code and to treat the Allocation Statement as adjusted in the manner described in Section 2.06(c).

                       (e)            Not later than 30 days prior to the filing of their respective Forms 8594 relating to this transaction, each party shall deliver to the other party a copy of its Form 8594.

Section 2.07.  Closing.  The closing (the "Closing") of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Davis Polk & Wardwell, 1600 El Camino Real, Menlo Park, California, as soon as possible, but in no event later than 3 Business Days after satisfaction of the conditions set forth in Article 10, or at such other time or place as Buyer and Seller may agree.  At the Closing:

                                               (a)                 Buyer shall deliver to Seller the Adjusted Purchase Price, or in the event of a Dispute, the Uncontested Purchase Price, in immediately available funds by wire transfer to an account of Seller with a United States bank designated by Seller, by notice to Buyer, which notice shall be delivered not later than two Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Seller in such amount).  If, upon resolution of any Dispute, the Adjusted Purchase Price is determined to be in excess of Uncontested Purchase Price, Buyer shall within three Business Days remit the amount of such excess to Seller in the manner set forth above.

                                              (b)                 Seller and Buyer shall enter into an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit C, and Seller shall deliver to Buyer such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in Buyer all right, title and interest in, to and under the Purchased Assets.

                                               (c)                 Buyer and Seller shall enter into the Transition Services Agreement in the form attached hereto as Exhibit D.

                                              (d)                 Buyer and Seller shall enter into the License Agreement in the form attached hereto as Exhibit E.

                                               (e)                 Buyer and Seller shall enter into the Lease in the form attached hereto as Exhibit F.

Section 2.08.  Purchase Price Adjustment.  (a) No later than seven days prior to the Closing Date, Seller shall cause to be prepared and delivered to Buyer a good faith estimate of the Closing Pro Forma Balance Sheet and a good faith estimate of Closing Adjusted Net Working Capital.  Included with the Closing Pro Forma Balance Sheet shall be, as of September 30, 2006 and the estimated Closing Date, general ledger reports including: listing of outstanding checks, accounts receivable aging, line item detail of all prepaid and deposit accounts, accounts payable aging, line item schedules of payroll and accrued vacation (related to Transferred Employees), and other liabilities, detail of current and long term portions of capital leases, and a deferred revenue waterfall by contract.  Seller's estimate of Closing Adjusted Net Working Capital shall (i) accurately reflect the Closing Adjusted Net Working Capital of the Business as of the Closing Date, (ii) be based upon balance sheet line items and accounts of Seller calculated on a basis consistent with Seller's interim unaudited balance sheet as of September 30, 2006 as described in Section 3.05(a) of this Agreement, (iii) be presented in a manner consistent with the Pro Forma Balance Sheet, and (iv) otherwise be prepared in accordance with this Agreement.

                      (b)            If Buyer disagrees in good faith with any item within Seller's estimate of Closing Adjusted Net Working Capital delivered pursuant to 2.08(a), Buyer may, within three days after delivery of the documents referred to in 2.08(a), deliver a notice to Seller setting forth, in reasonable detail and to the extent practicable, each item or amount so disputed by Buyer, Buyer's calculation of such item or amount and Buyer's good faith estimate of Closing Adjusted Net Working Capital.  Upon delivery of any such notice, Buyer shall be deemed to have agreed with all other items and amounts set forth in the estimate of Closing Adjusted Net Working Capital delivered pursuant to 2.08(a)that are not specifically the subject of dispute in any notice delivered by Buyer as provided above.

                       (c)            If Buyer disagrees in good faith with Seller's estimate of Closing Adjusted Net Working Capital, Buyer and Seller shall, during the time between the delivery of such estimate and the Closing Date, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the Adjusted Purchase Price.  If, during such period, Buyer and Seller are unable to reach such agreement (such event, a "Dispute"), then the amount of the Purchase Price deliverable at Closing shall be determined in accordance with Section 2.08(e), below.

                      (d)            The Adjusted Purchase Price shall equal:

                                                      (i)            If Closing Adjusted Net Working Capital is less than ($8,307,773), the Purchase Price minus the amount by which Closing Adjusted Net Working Capital is less than ($8,307,773), but not less than $24,017,567;

                                                    (ii)            If Closing Adjusted Net Working Capital is greater than or equal to ($8,307,773) but less than or equal to ($7,516,557), the Purchase Price; and

                                                   (iii)            If Closing Adjusted Net Working Capital is greater than ($7,516,557), the Purchase Price plus the amount by which Closing Adjusted Net Working Capital is greater than ($7,516,577), but not greater than $27,578,041.

                       (e)            In the event of a Dispute, the Uncontested Purchase Price shall be determined in the same manner as the Adjusted Purchase Price, but shall be determined based upon Buyer's good faith estimate of Closing Adjusted Net Working Capital.

                        (f)            In the event of a Dispute, Buyer and Seller shall, during the 10 days following the Closing, use their best efforts to reach agreement on the disputed items or amounts in order to determine Closing Adjusted Net Working Capital, which amount shall not be less than the amount thereof shown in Buyer's calculations nor more than the amount thereof shown in Seller's calculation.  If Buyer and Seller are unable to reach such agreement during such period, they shall within 5 days after the expiration of the 10‑day period described in this Section 2.08(f) cause the Accounting Referee promptly to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Adjusted Net Working Capital.  In making such calculation, the Accounting Referee shall consider only those items or amounts in the Closing Pro Forma Balance Sheet or Buyer's calculation of Closing Adjusted Net Working Capital as to which there is disagreement.  The Accounting Referee shall deliver to Buyer and Seller, as promptly as practicable and in no event more than 15 days after its appointment, a report setting forth such calculation.  Such report shall be final and binding upon Buyer and Seller.  The cost of such review and report shall be borne (i) by Buyer if the difference between the finally determined Closing Adjusted Net Working Capital and Buyer's calculation of Closing Adjusted Net Working Capital is greater than the difference between the finally determined Closing Adjusted Net Working Capital and Seller's calculation of Closing Adjusted Net Working Capital, (ii) by Seller if the first such difference is less than the second such difference and (iii) otherwise equally by Buyer and Seller.  Buyer and Seller agree that they will, and agree to cause their respective independent accountants to, cooperate and assist in the preparation of the Closing Pro Forma Balance Sheet and the calculation of Closing Adjusted Net Working Capital and in the conduct of the audits and reviews referred to in this 0, including making available to the extent necessary books, records, work papers and personnel.

                       (g)            Upon resolution of any Dispute, the Adjusted Purchase Price shall be calculated as set forth in Section 2.08(d) based on the Closing Adjusted Net Working Capital determined in accordance with Section 2.08(f), and if such amount is greater than the Uncontested Purchase Price, Buyer shall promptly remit such excess to Seller as provided in Section 2.07(a).

Article 3
Representations and Warranties of Seller

Subject to Section 13.03, except as set forth in the Seller Disclosure Schedule, Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

Section 3.01.  Corporate Existence and Power.  Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.  Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.  Seller has heretofore delivered to Buyer true and complete copies of the certificate of incorporation and bylaws of Seller as currently in effect.

Section 3.02.  Corporate Authorization.  The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby are within Seller's corporate powers and, except for any required approval by Seller's stockholders, have been duly authorized by all necessary corporate action on the part of Seller.  This Agreement constitutes a valid and binding agreement of Seller.  At a meeting duly called and held, the Board of Directors of Seller approved the Agreement and transactions contemplated hereby and recommended to the stockholders of Seller the approval thereof.  Such actions by the Board of Directors of Seller were made by the director vote required under Utah law and the certificate of incorporation and bylaws of Seller.

Section 3.03.  Governmental Authorization.  The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act; (ii) compliance with any applicable requirements of the 1934 Act and (iii) compliance with other applicable regulatory approvals required of Seller.

Section 3.04.  Noncontravention.  The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of Seller, (ii) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law, (iii) assuming the obtaining of all Required Consents and Other Consents, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit relating to the Business to which Seller is entitled under any provision of any agreement or other instrument binding upon Seller or by which any of the Purchased Assets is or may be bound or (iv) result in the creation or imposition of any Lien on any Purchased Asset, except in the case of (ii), (iii) and (iv) as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.05.  Required and Other Consents.  (a)  Schedule 3.05(a) sets forth each agreement, contract or other instrument binding upon Seller or any Permit (including any Environmental Permit) requiring a consent or other action by any Person as a result of the execution, delivery and performance of this Agreement, except such consents or actions as would not, individually or in the aggregate, have a Material Adverse Effect if not received or taken by the Closing Date (the "Required Consents").

                      (b)            Schedule 3.05(b) sets forth each other consent or action by any Person (the "Other Consents") under such agreements, contracts or other instruments or such Permits that is necessary with respect to the execution, delivery and performance of this Agreement.

Section 3.06.  Financial Statements.  (a) The audited balance sheets of Seller as of December 31, 2004 and 2005 and the related audited statements of income and cash flows of Seller for each of  the years ended December 31, 2003, 2004 and 2005 and the unaudited interim balance sheet of Seller as of September 30, 2006 and the related unaudited interim statements of income and cash flows of Seller for the nine months ended September 30, 2006 fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of Seller as of the dates thereof and its results of operations and cash flows for the periods then ended (subject to normal year‑end adjustments in the case of any unaudited interim financial statements).

                      (b)            The unaudited pro forma balance sheet of the Business as of June 30, 2006 set forth in Schedule 3.06(b) although not prepared in accordance with GAAP, has been prepared by Seller in good faith based on the books and records of Seller and accurately reflects the financial position and results of operations of the Business in accordance with the assumptions and limitations described therein.

                       (c)            As of the date of its delivery in accordance with Section 5.07(a) and as of the Closing Date, the Pro Forma Balance Sheet, although not prepared in accordance with GAAP, shall have been prepared by Seller in good faith based on the books and records of Seller and accurately reflect the financial position of the Business in accordance with the assumptions and limitations described therein.

Section 3.07.  Absence of Certain Changes.  Except as set forth on Schedule 3.07, since the Balance Sheet Date, the Business has been conducted in the ordinary course consistent with past practices and there has not been with respect to the Business or the Purchased Assets:

                                               (a)                 any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

                                              (b)                 any incurrence of any capital expenditures or any obligations or liabilities in respect thereof with respect to the Business;

                                               (c)                 any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, of any assets, properties or businesses for the conduct of the Business, other than supplies in the ordinary course of business in a manner that is consistent with past practice;

                                              (d)                 any sale, lease or other transfer of, or creation or incurrence of any Lien on, any Purchased Asset, other than sales of inventory or product licenses in the ordinary course of business consistent with past practice;

                                               (e)                 other than in connection with actions permitted by Section 3.07(b) or Section 3.07(c), the making with respect to the Business of any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

                                                (f)                 the creation, incurrence, assumption or sufferance to exist of any indebtedness for borrowed money with respect to the Business or guarantees thereof;

                                               (g)                 any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or Purchased Assets that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

                                               (h)                 (i) the entering into of any agreement or arrangement that limits or otherwise restricts in any material respect the conduct of the Business or that could, after the Closing Date, limit or restrict in any material respect the Business, Buyer or any of Buyer's Affiliates from engaging or competing in any line of business, in any location or with any Person or (ii) the entering into, amendment or modification in any material respect or termination of any Material Contract or waiver, release or assignment of any material rights, claims or benefits of the Business;

                                                 (i)                 with respect to any employee of the Business, (i) the grant or increase of any severance or termination pay to (or amendment of any existing arrangement increasing any severance or termination pay with) any employee of the Business, (ii) any increase in benefits payable under any existing severance or termination pay policies or employment agreements with employees of the Business, (iii) the entering into of any employment, deferred compensation or other similar agreement (or amendment of any such existing agreement) with any employee of the Business, (iv) the establishment, adoption or amendment (except as required by Applicable Law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any employee of the Business or (v) any increase in compensation, bonus or other benefits payable to any employee of the Business;

                                                (j)                 any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Business, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

                                              (k)                 any change in the methods of accounting or accounting practice by Seller with respect to Seller or the Business, except as required by concurrent changes in GAAP as agreed to by its independent public accountants;

                                                 (l)                 any settlement, or offer or proposal to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against Seller or the Business or (ii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby; or

                                             (m)                 except for customer and distribution contracts entered into in the ordinary course of business, neither Seller nor any of its subsidiaries has renegotiated or entered into any new license, agreement or arrangement relating to any Intellectual Property of Seller sold or licensed by Seller or any of its subsidiaries; and

                                               (n)                 there has not been any agreement to do any of the foregoing.

Section 3.08.  No Undisclosed Material Liabilities.  There are no liabilities of Seller or the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

                                               (a)                 liabilities provided for in the Pro Forma Balance Sheet, as applicable, or disclosed in the notes thereto;

                                              (b)                 liabilities disclosed on Schedule 3.08; and

                                               (c)                 other undisclosed liabilities which, individually or in the aggregate, are not material to Seller or the Business, as applicable.

Section 3.09.  Material Contracts.  (a) Except as specifically identified in Schedule 3.09, with respect to the Business, Seller is not a party to or bound by:

                                                      (i)            any lease of personal property providing for annual rentals of $50,000 or more or $100,000 or more over the term of such lease;

                                                    (ii)            any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by Seller of $50,000 or more or (B) aggregate payments by Seller of $100,000 or more, and is either not terminable by the Seller on notice of 90 days or less or has a term of more than one year;

                                                   (iii)            any partnership, joint venture, collaboration or other similar agreement or arrangement;

                                                  (iv)            any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

                                                    (v)            any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (A) with an aggregate outstanding principal amount not exceeding $100,000 and which may be prepaid on not more than 30 days notice without the payment of any penalty and (B) entered into subsequent to the date of this Agreement as permitted by Section 3.07(b);

                                                  (vi)            any option (other than employee options), franchise or similar agreement;

                                                 (vii)            any agreement that limits the freedom of Seller to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Purchased Asset, that contains any "most favored action" provisions granted by Seller or any of its subsidiaries that would restrict in any material respect the development, manufacture, marketing or distribution of products or services or which would so limit the freedom of Buyer after the Closing Date;

                                               (viii)            any material "single source" supply or development contract;

                                                  (ix)            any contract granting a third party any license to any material Intellectual Property of Seller that is not limited to the material use of such third party, other than in the ordinary course of business;

                                                    (x)            (A) any contract or series of related contracts with a customer, that, taken in the aggregate, could reasonably be expected to account for revenues in excess of $100,000 in the 12‑month period ending December 31, 2006, and (B) each contract or series of related contracts with a supplier, that, taken in the aggregate, could reasonably be expected to account for payments in excess of $50,000 in the 12‑month period ended December 31, 2006;

                                                  (xi)            except as disclosed on Schedule 3.09(xi), any contract for any marketing, resale, distribution, sales representative or similar arrangement relating to any product or service that could reasonably be expected to account for revenues in excess of $100,000 in the 12‑month period ended December 31, 2006;

                                                 (xii)            any contract pursuant to which Seller or any of its subsidiaries has been granted by a third party any license to any Intellectual Property that is material to Seller;

                                               (xiii)            any contract (A) providing for any license or franchise granted by Seller or any of its subsidiaries pursuant to which Seller or any of its subsidiaries has agreed or is required to provide any third party with access to source code or to provide for such source code to be put into escrow or (B) containing a provision having the effect of providing that the consummation of any of the transactions contemplated hereby or the execution, delivery or effectiveness of this Agreement will require that a third party be provided with access to source code or that any such source code be released from escrow and provided to any third party;

                                               (xiv)            any contract pursuant to which Seller or any of its subsidiaries receives consulting or maintenance services that involves payments by Seller or any of its subsidiaries in excess of $50,000 per year or $100,000 over the term of such contract and is either not terminable by Seller or such subsidiary on notice of 90 days or less or has a term of more than one year;

                                                (xv)            any agreement with or for the benefit of any director, officer, 5% stockholder or controlling person of Seller; or

                                               (xvi)            any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Business (collectively, with each other Contract in clauses (i) through (xv) a "Material Contract").

                      (b)            Each Contract disclosed in any Schedule to this Agreement or required to be disclosed pursuant to this Section is a valid and binding agreement of Seller and is in full force and effect, and none of Seller or, to the knowledge of Seller, any other party thereto is in default or breach in any material respect under the terms of any such Contract, and, to the knowledge of Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder.  True and complete copies of each such Contract have been delivered to Buyer on or prior to the date hereof with the exception of certain Contracts listed on Schedule[s], 3.09(a)(x)[and 3.15(j)],  true and complete copies of which shall have been delivered within 30 days of the date hereof.

Section 3.10.  Litigation.  Except as set forth on Schedule 3.10, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of Seller, threatened against or affecting, Seller, the Business or any Purchased Asset before any court or arbitrator or any Governmental Authority which, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff's demands, could reasonably be expected to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 3.11.  Compliance with Laws and Court Orders.  Seller is not in violation of, has not since January 1, 2003 violated, and to the knowledge of Seller is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law relating to the Purchased Assets or the conduct of the Business, except for violations that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.12.  Properties. (a) Schedule 3.12(a) correctly describes all real property (the "Real Property"), which Seller owns, leases, operates or subleases for use in the Business.  All such Real Property constitutes an Excluded Asset pursuant to Section 2.02(c) hereof.

                      (b)            Schedule 3.12(b) correctly describes all personal property used or held for use in the Business included in the Purchased Assets, including machinery, equipment, furniture, vehicles, storage tanks, spare and replacement parts, fuel and other trade fixtures and fixed assets, which Seller owns, leases or subleases, and any Liens thereon, specifying in the case of leases or subleases, the name of the lessor or sublessor, the lease term and basic annual rent.

                       (c)            Seller has good title in and to or valid leasehold interests in all Purchased Assets (whether personal, tangible or intangible) reflected on the Pro Forma Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices.  No Purchased Asset is subject to any Lien, except:

                                                      (i)            Liens disclosed on the Pro Forma Balance Sheet;

                                                    (ii)            Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Pro Forma Balance Sheet); or

                                                   (iii)            Liens which do not materially detract from the value of such Purchased Asset, or materially interfere with any present or intended use of such Purchased Asset (clauses (i) - (iii) of this Section 3.12(c) are, collectively, the "Permitted Liens").

                      (d)            There are no developments affecting any of the Purchased Assets pending or, to the knowledge of Seller threatened, which might materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of such Purchased Assets.

                       (e)            All leases of personal property related to the Business are in good standing and are valid, binding and enforceable in accordance with their respective terms and there does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default.

                        (f)            The equipment included in the Purchased Assets have no material defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are adequate and suitable for their present and intended uses.

                       (g)            None of the Purchased Assets is an equity interest in an entity.

Section 3.13.  Sufficiency of and Title to the Purchased Assets.  (a)  The Purchased Assets constitute all of the property and assets used or held for use in the Business and are adequate to conduct the Business as currently conducted.

                      (b)            Upon consummation of the transactions contemplated hereby, Buyer will have acquired good title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens, except for Permitted Liens or Liens resulted from actions of the Buyer.

Section 3.14.  Products.  Each of the products produced or sold by Seller in connection with the Business is, and at all times up to and including the sale thereof has been, (i) in compliance in all material respects with all Applicable Laws and (ii) fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact or documentation made on the container or label for or included with such product or in connection with its sale.  There is no design defect with respect to any of such products and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with Applicable Laws, and current industry practice with respect to its contents and use.

Section 3.15.  Intellectual Property.  (a) Schedule 3.15(a) contains a true and complete list of all of the United States and foreign: (i) patents and patent applications; (ii) registered trademarks and trademark applications and material unregistered trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) registered domain names; included in the Intellectual Property of Seller.  Except as otherwise noted on Schedule 3.15(a), to the knowledge of Seller, the registrations of the Intellectual Property of Seller listed on Schedule 3.15(a) are valid and subsisting. All necessary registration and renewal fees in connection with such registrations have been paid, all necessary documents and certificates in connection with such registrations have been filed with the relevant patent, copyright and trademark authorities for the purposes of maintaining such registrations. To the knowledge of Seller, Seller has taken all other actions necessary to maintain and protect such registrations, including but not limited to timely response to office actions and disclosure of any required information.

                      (b)            Schedule 3.15(b) lists all third-party software incorporated in Seller's products.  No Intellectual Property of Seller or product of Seller is subject to any outstanding decree, order, judgment, or stipulation restricting in any material manner the use or licensing thereof by Seller.

                       (c)            Except pursuant to those agreements listed on Schedule 3.15(c), Seller has not granted to any Person any exclusive rights in the Intellectual Property of Seller.

                      (d)            Except as otherwise set forth on Schedule 3.15(d), there are no Material Contracts, licenses and agreements between Seller and any other Person relating primarily to the Intellectual Property of Seller as to which there is any dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by Seller thereunder.

                       (e)            Except as otherwise set forth on Schedule 3.15(e), to the knowledge of Seller, the operation of the Business as it currently is conducted, including the manufacture and sale of its products, and provision of services, does not infringe, misappropriate or otherwise violate the Intellectual Property of any other Person.  Seller has not received notice from any Person that the operation of its business, including its design, development, manufacture and sale of its products (including with respect to products currently under development) and provision of services, infringes, misappropriates or otherwise violates the Intellectual Property of any Person.  Seller has not obtained written opinions or memoranda of counsel relating to actual or potential third party claims relating to third party Intellectual Property.

                        (f)            To the knowledge of Seller and except as expressly set forth on Schedule 3.15(f), no Person or entity is materially infringing or misappropriating any of the Intellectual Property of Seller.

                       (g)            Except as otherwise set forth on Schedule 3.15(g), there are no claims asserted or, to the knowledge of Seller, threatened against Seller, and to the knowledge of Seller there are no claims asserted or threatened against any customer of Seller, related to any product or service of Seller.

                       (h)            Seller has a policy requiring each employee, consultant and contractor to execute proprietary information and confidentiality agreements substantially in Seller's standard forms attached hereto in Schedule 3.15(h), and to the knowledge of Seller, all employees, consultants and contractors have executed and are in compliance with such agreements.

                         (i)            Except as otherwise set forth on Schedule 3.15(i), Seller holds all right, title and interest in and to all Intellectual Property of Seller free and clear of any Lien.  Seller owns or is licensed to use sufficient rights to practice all Intellectual Property used in or material to the conduct of the Business as currently conducted.  All assignments of Intellectual Property of Seller have been duly recorded with the appropriate governmental authority.

                        (j)            Seller has not given to any Person an indemnity in connection with any Intellectual Property, other than indemnities either (i) that individually or in the aggregate, could not result in liability to Seller in excess of $100,000, or (ii) that arise under a standard form license contract or a standard form services contract used in Seller's business, a copy of each of which is attached in Schedule 3.15(j); or otherwise required by law.

                      (k)            Except as set forth on Schedule 3.15(k)(i), no Person other than Seller possesses any current or contingent right to any source code that is part of the software owned or exclusively licensed by Seller.  Except as set forth on Schedule 3.15(k)(ii), Seller's products do not contain any software code that contains, or is derived in any manner (in whole or in part) from, any software that is distributed under any of the following open licenses or distribution models or similar licenses or distribution models:  the GNU General Public License (GPL), GNU Lesser General Public License or GNU Library General Public License (LGPL).  None of the software code described or referenced in Schedule 3.15(k)(ii) and Exhibit 3.15(k) thereto includes any software code that the Seller regards as having material proprietary value to Seller's Business.

                         (l)            To the knowledge of Seller, Seller's products do not contain (and Seller has taken commercially reasonable steps to protect Seller's products from becoming infected by) any computer code designed to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation of such software by or for Seller or its authorized users, or any other associated software, firmware, hardware, computer system or network (including without limitation what are sometimes referred to as "viruses", "worms",  "time bombs," and/or "back doors").

Section 3.16.  Insurance Coverage.  Seller has furnished to Buyer a list of, and true and complete copies of, all insurance policies and fidelity bonds relating to the Purchased Assets, the business and operations of the Business and its officers and employees.  There is no claim by Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.  All premiums payable under all such policies and bonds have been timely paid and Seller has otherwise complied fully with the terms and conditions of all such policies and bonds.  Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since January 1, 2000 and remain in full force and effect.  Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to the Business. Seller does not know of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds.  After the Closing Seller shall continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing.

Section 3.17.  Licenses and Permits.  Schedule 3.17 correctly describes each license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the Business (the "Permits") together with the name of the Government Authority issuing such Permit.  The Permits are valid and in full force and effect.  Seller is not in default, and no condition exists that with notice or lapse of time or both would constitute a default, under the Permits.  None of the Permits will, assuming the related Required Consents and Other Consents have been obtained prior to the Closing Date, be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.  Upon consummation of such transactions, Buyer will, assuming the related Required Consents and Other Consents have been obtained prior to the Closing Date, have all of the right, title and interest in all the Permits.

Section 3.18.  Inventories.  The Business does not have any inventories.

Section 3.19.  Receivables.  All accounts, notes receivable and other receivables arising out of or related to the Business (other than receivables collected since the Balance Sheet Date) reflected on the Pro Forma Balance Sheet are, and all accounts and notes receivable arising from or otherwise relating to the Business at the Closing Date will be, valid, genuine and fully collectible in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Pro Forma Balance Sheet.  All accounts, notes receivable and other receivables arising out of or relating to the Business at the Balance Sheet Date have been included in the Pro Forma Balance Sheet, and all accounts, notes receivable and other receivables arising out of or relating to the Business as of the Closing Date will be included in the Closing Pro Forma Balance Sheet, in accordance with GAAP applied on a consistent basis.

Section 3.20.  Seller SEC Reports.  (a) Seller has filed all forms, reports, statements and other documents required to be filed with the Securities and Exchange Commission (the "SEC") since January 1, 2005, and has heretofore made available to Buyer, in the form filed with the SEC since such date, together with any amendments thereto, (i) all Annual Reports on Form 10‑K, (ii) all Quarterly Reports on Form 10‑Q, (iii) all proxy statements relating to meetings of stockholders (whether annual or special), (iv) all reports on Form 8‑K, and (v) all other reports or registration statements filed by Seller (collectively, the "Seller SEC Reports").  As of their respective filing dates, the Seller SEC Reports (i) complied as to form in all material respects with the requirements of the 1934 Act and the Securities Act of 1933, as amended (the "1933 Act") as applicable and (ii) (A) in the case of Seller SEC Reports filed pursuant to the 1934 Act, did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (B) in the case of Seller SEC Reports filed pursuant to the 1933 Act, did not at the time they were declared effective contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

                      (b)            The Seller Proxy Statement and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act.  At the time the Seller Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of Seller, and at the time such stockholders vote on adoption of this Agreement, the Seller Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The representations and warranties contained in this Section 3.20(b) will not apply to statements or omissions included in the Seller Proxy Statement based upon information furnished to Seller in writing by Buyer specifically for use therein.

Section 3.21.  Finders' Fees.  Except for Seven Hills Partners LLC, whose fees and expenses will be paid by Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.22.  Employees.  Schedule 3.22 sets forth a true and complete list of the names, titles, annual salaries and other compensation of all employees of the Business whose annual base salary exceeds $100,000.  None of such employees and no other key employee of the Business has indicated to Seller that he intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date.

Section 3.23.  Environmental Compliance. (a)(i) In connection with or relating to Seller, the Purchased Assets, Business or Real Property, no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suite, proceeding or review is pending or, to Seller's knowledge, threatened by any Governmental Authority or other Person with respect to any matters relating to Seller, the Purchased Assets, Business or Real Property and relating to or arising out of any Environmental Law.

                                                    (ii)            There are no liabilities arising in connection with or in any way relating to Seller, the Purchased Assets, Business or Real Property of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and there are no facts, events, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability.

                                                   (iii)            No polychlorinated biphenyls, radioactive material, lead, asbestos-containing material, incinerator, sump, surface impoundment, lagoon, landfill, septic, wastewater treatment or other disposal system or underground storage tank (active or inactive) is or has been present at, on or under any Real Property or in any Purchased Asset or any other property now or previously owned, leased or operated by Seller.

                                                  (iv)            No Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any Real Property or any other property now or previously owned, leased or operated by Seller.

                                                    (v)            No Real Property, no property now or previously owned, leased or operated by Seller nor any property to which Hazardous Substances located on or resulting from the use of any Purchased Asset or Real Property have been transported nor any property to which Seller has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances is listed or, to Seller's knowledge, proposed for listing on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state, local or foreign list of sites requiring investigation or cleanup.

                                                  (vi)            Seller is in compliance with all Environmental Laws and has and is in compliance with all Environmental Permits; such Environmental Permits are valid and in full force and effect and assuming the related Required Consents and Other Consents have been obtained prior to the Closing Date, are transferable and will not be terminated or impaired or become terminable as a result of the transactions contemplated hereby.

                      (b)            There has been no environmental investigation, study, audit, test, review or other analysis conducted of which Seller has knowledge in relation to any Purchased Asset or Real Property any other property or facility now or previously owned or leased by Seller which has not been delivered to Buyer at least 10 days prior to the date hereof.

                       (c)            None of the Purchased Assets or the Real Property is located in New Jersey or Connecticut.

                      (d)            For purposes of this Section, the term "Seller" shall include any entity which is, in whole or in part, a predecessor of Seller.

Section 3.24.  Solvency.  As of the Closing Date and after giving effect to receipt of the Purchase Price of and the application of the proceeds thereof, Seller (i) will not have unreasonably small assets for the conduct of its business, (ii) will not have incurred debts beyond its ability to pay as they become due and (iii) will not be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature).

Section 3.25.  Vote Required.  The affirmative vote of more than fifty percent (50%) of all the votes entitled to be cast by the holders of the Company's outstanding shares common stock, par value $0.01 per share, and series C preferred stock, par value $0.01 per share (the "Series C Preferred Stock"), voting together as a voting group, is the only vote of any class, series or voting group of capital stock of Seller necessary to approve the transactions contemplated under this Agreement.

Section 3.26.  Opinion of Financial Advisor.  The Board of Directors of Seller has received the opinion of Seven Hills Partners LLC that, as of the date of this Agreement, the consideration to be received by Seller is fair to Seller from a financial point of view, subject to the qualifications and assumptions contained therein, and such opinion has not been withdrawn or modified in any material respect.

Section 3.27.  Representations.  The representations and warranties of Seller contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, are true and correct with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

Article 4
Representations and Warranties of Buyer

Subject to Section 13.04, except as disclosed in the Buyer Disclosure Schedule, Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date that:

Section 4.01.  Corporate Existence and Power.  Buyer is a Cayman Island exempted limited partnership duly established, validly existing and in good standing under the laws of the Cayman Islands and has all powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 4.02.  Corporate Authorization.  The execution, delivery and performance by Buyer of this Agreement acting by its general partner and the consummation of the transactions contemplated hereby are within the powers of Buyer and have been duly authorized by all necessary action on the part of Buyer and its general partner.  This Agreement constitutes a valid and binding agreement of Buyer.

Section 4.03.  Governmental Authorization.  The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act and (ii) compliance with any applicable requirements of the 1934 Act.

Section 4.04.  Noncontravention.  The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of Buyer or (ii) assuming compliance with the matters referred to in Section 4.03, violate any material Applicable Law.

Section 4.05.  Financing.  Buyer, at the Closing, will have sufficient funds to satisfy all of its obligations set forth in this Agreement, including payment of the Purchase Price or the Adjusted Purchase Price, as the case may be, and payment of all related fees and expenses.

Section 4.06.  Litigation.  There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any arbitrator or Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 4.07.  Disclosure Documents.  None of the information provided by Buyer for inclusion in the Seller Proxy Statement or any amendment or supplement thereto, at the time the Seller Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of Seller and at the time the stockholders vote on adoption of this Agreement, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Article 5
Covenants of Seller

Seller agrees that:

Section 5.01.  Conduct of the Business.  From the date hereof until the Closing Date, Seller shall conduct the Business in the ordinary course consistent with past practice and use its commercially reasonable efforts to (i) preserve intact the present business organization of the Business, (ii) maintain in effect all foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations of the Business, (iii) keep available the services of the officers and key employees of the Business and (iv) maintain satisfactory relationships with the customers, lenders, suppliers and others having material business relationships of the Business.  Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as set forth on Schedule 5.01 hereto, Seller shall not:

                       (a)            incur any capital expenditures or any obligations or liabilities with respect to the Business other than in the ordinary course of business consistent with past practice;

                      (b)            acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses for the conduct of the Business, other than supplies in the ordinary course of business in a manner that is consistent with past practice;

                       (c)            sell, lease or otherwise transfer, or create or incur any Lien on, any Purchased Assets, other than sales of inventory or product licenses in the ordinary course of business consistent with past practice;

                      (d)            make any loans, advances or capital contributions to, or investments in, any other Person with respect to the Business, other than in the ordinary course of business consistent with past practice;

                       (e)            create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money with respect to the Business or guarantees thereof;

                        (f)            (i) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the conduct of the Business or that could, after the Closing Date, limit or restrict in any material respect the Business from engaging or competing in any line of business, in any location or with any Person or (ii) enter into, amend or modify in any material respect or terminate any Material Contract of the Business or otherwise waive, release or assign any material rights, claims or benefits of the Business;

                       (g)            (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any Transferred Employee (as defined in Section 9.03), (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements with Transferred Employees, (iii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any Transferred Employee, (iv) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any Transferred Employee or (v) increase compensation, bonus or other benefits payable to any Transferred Employee.

                       (h)            change the methods of accounting or accounting practice by Seller with respect to the Business, except as required by concurrent changes in GAAP as agreed to by its independent public accountants;

                         (i)            except as set forth on Schedule 5.01(i), (i) settle, or offer or propose to settle, (ii) any material litigation, investigation, arbitration, proceeding or other claim involving or against Seller or the Business or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

                        (j)            take any action that would make any representation or warranty of Seller hereunder, or omit to take any action necessary to prevent any representation or warranty of Seller hereunder from being, inaccurate in any respect at, or as of any time before, the Closing Date;

                      (k)            except for customer and distribution contracts entered into in the ordinary course of business, renegotiate or enter into, or cause any of its subsidiaries to renegotiate or enter into any new license, agreement or arrangement relating to any Intellectual Property of Seller sold or licensed by Seller or any of its subsidiaries;

                         (l)            terminate any employee of the Business without notice to, and consultation with, Buyer;

                     (m)            agree, resolve or commit to do any of the foregoing.

Section 5.02.  Access to Information; Confidentiality.  (a) From the date hereof until the Closing Date, Seller will (i) give Buyer, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of Seller relating to the Business, (ii) furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Business as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of Seller to cooperate with Buyer in its investigation of the Business.  Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller.  No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller hereunder.

                      (b)            After the Closing, Seller will hold, and will use its commercially reasonable efforts to cause its Affiliates, officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by Applicable Law, all confidential documents and information concerning the Business, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Seller, (ii) in the public domain through no fault of Seller or its Affiliates or (iii) later lawfully acquired by Seller from sources other than those related to its prior ownership of the Business.  The obligation to hold any such information in confidence shall be satisfied if the obligated party exercises the same care with respect to such information as it would take to preserve the confidentiality of the Seller's own similar information.

                       (c)            On and after the Closing Date, Seller will afford promptly to Buyer and its agents reasonable access to its books of account, financial and other records (including accountant's work papers), information, employees and auditors to the extent necessary or useful for Buyer in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Business; provided that any such access by Buyer shall not unreasonably interfere with the conduct of the business of Seller.

Section 5.03.  Notices of Certain Events.  Seller shall promptly notify Buyer of:

                                               (a)                 any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                                              (b)                 any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

                                               (c)                 any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting Seller or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.10 or that relate to the consummation of the transactions contemplated by this Agreement;

                                              (d)                 the damage or destruction by fire or other casualty of any Purchased Asset or part thereof or in the event that any Purchased Asset or part thereof becomes the subject of any proceeding or, to the knowledge of Seller, threatened proceeding for the taking thereof or any part thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action;

                                               (e)                 any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in 10.02(a) not to be satisfied; and

                                                (f)                 any failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided, however, that the delivery of any notice pursuant to this 5.03 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

Section 5.04.  Noncompetition.  (a) Seller agrees that for a period of three full years after the Closing Date, it shall not:

                                                      (i)            engage, either directly or indirectly, as a principal or for its own account or solely or jointly with others, or as stockholders in any corporation or joint stock association, in any business that competes with the Business as it exists on the Closing Date; or

                                                    (ii)            employ or solicit, or receive or accept the performance of services by, any Transferred Employee, except in response to a general solicitation not directed at the employees of the Business or in response to contact initiated by or on behalf of a Transferred Employee whose employment with Buyer was terminated at least six months prior to such employment, solicitation or receipt of services.

                      (b)            If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by Applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Applicable Law.  Seller acknowledges that Buyer would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach.  Seller agrees that Buyer shall be entitled to injunctive relief requiring specific performance by Seller of this Section, and Seller consents to the entry thereof.

Section 5.05.  Liquidating Distributions.  Seller agrees that it will not make any distributions of assets to its stockholders prior to the six-month anniversary of the Closing Date, except that Seller may make dividend and redemption payments and other distributions required to be made on its outstanding Series C Preferred Stock.  Seller further agrees that it shall provide all notices of dissolution as are provided for under Utah law, use the proceeds of the transaction contemplated hereby and liquidation of any of its other assets to satisfy in full all of its liabilities to third parties and not make any distributions of assets to its stockholders prior to such time as it has satisfied, or set aside funds sufficient to satisfy, all of its liabilities in full.  Seller will use its commercially reasonable efforts to ensure that from the Closing Date until the completion of the dissolution of Seller, it will (i) remain solvent, (ii) maintain sufficient assets for the conduct of its affairs and (iii) not incur liabilities in excess of its ability to pay as they become due.  Seller shall adopt a plan of liquidation whereby all of the net proceeds of the transactions contemplated hereby, after satisfaction of all known claims against Seller, will be distributed to Seller's stockholders within 12 months of the Closing Date.

Section 5.06.  Stockholder Meeting; Proxy Materials.  Seller shall cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable for the purpose of adopting a resolution of the stockholders of Seller authorizing the transactions contemplated by this Agreement (the "Resolution of Sale").  The Board of Directors of Seller shall, subject to their fiduciary duties under applicable law as advised by counsel, recommend adoption of the Resolution of Sale by Seller's stockholders.  In connection with such meeting Seller (i) will promptly prepare and file with the SEC, will use its commercially reasonable efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable a proxy statement and all other proxy materials for such meeting (the "Seller Proxy Statement") as may be required under applicable law, (ii) will use its commercially reasonable efforts to obtain the necessary approvals by its stockholders of the Resolution of Sale and (iii) will otherwise comply with all legal requirements applicable to such meeting.

Section 5.07.  Pro Forma Financial Statements. (a) Within 30 days of the date hereof, Seller shall prepare and deliver to Buyer a pro forma balance sheet of the Business as of September 30, 2006 in substantially the form of the Pro Forma Balance Sheet which shall set forth the financial information reflected in each line item set forth in Exhibit B.

                      (b)            Prior to March 31, 2007, Seller shall prepare and deliver to Buyer unaudited carve-out balance sheets of the Business as of December 31, 2005 and 2006 and the related unaudited carve-out statements of operations of the Business for the twelve months ended December 31, 2005 and 2006, in each case which will present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the financial position and results of operations of the Business as of the date thereof and for the period then ended.

Section 5.08.  Acquisition Proposals.  From the date hereof until the termination of this Agreement and except as expressly permitted by the following provisions of this 5.08, Seller shall not, and Seller shall not authorize or permit any officer, director or employee of, or any financial advisor, attorney, accountant or other advisor or representative retained by, Seller to, solicit, initiate, encourage (including by way of furnishing information or affording access to Seller or its business, assets, books or records), endorse or enter into any negotiations or agreement with respect to, or take any other action to knowingly facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any "Acquisition Proposal".  Subject to the exceptions provided in this Section 5.08, neither the Board of Directors of Seller nor any committee thereof shall (a) fail to make or withdraw or modify, or propose to withdraw or modify, in a manner adverse to Buyer the approval or recommendation by the Board of Directors of Seller of this Agreement, (b) approve or recommend, or propose to approve or recommend, any Acquisition Proposal other than pursuant to this Agreement (any of the foregoing in clause (a) or (b), an "Adverse Recommendation Change") or (c) grant any waiver or release under any standstill or similar agreement with respect to Seller's capital stock.  Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Board of Directors of Seller from, in response to a bona fide Acquisition Proposal that was in no way solicited in violation of this 0 and that constitutes, or that the Board of Directors of Seller reasonably believes will lead to, a Superior Proposal, (i) furnishing information pursuant to a confidentiality agreement with terms no less favorable to Seller than those contained in the Confidentiality Agreement (a copy of which shall be provided for informational purposes only to Buyer) or entering into discussions or negotiations with any Person or entity, (ii) participating in discussions and negotiations with such person, (iii) making any disclosure to Seller's stockholders or (iv) withdrawing or modifying its approval or recommendation of this Agreement or approving or recommending any Acquisition Proposal other than pursuant to this Agreement, if and only to the extent that, in the case of clauses (i) through (iv), above, the Board of Directors of Seller shall have determined in good faith (after consulting with outside counsel) that the failure to take such action would be inconsistent with the Board of Directors' duties to Seller under Utah law, and provided, in each case, that Seller provide Buyer at least 24 hours advance written notice that it is going to take any of the foregoing actions; and provided further, that Seller may not enter into any definitive agreement with respect to any Acquisition Proposal unless it simultaneously terminates this Agreement in accordance with Section 12.01(d)(ii) and pays or causes to be paid the fee required by Section 12.02(b).  Nothing herein shall prevent the Board of Directors from complying with Rule 14d‑9 and 14e‑2 under the Exchange Act with regard to an Acquisition Proposal, so long as any action taken or statement made is in accordance with this Section 5.08.  Seller shall notify Buyer if any such Acquisition Proposal is received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Seller, as soon as reasonably possible and in any case within 24 hours of such occurrence.  Seller shall provide such notice orally and in writing and shall identify the Person making, and the terms and conditions of, any such Acquisition Proposal, indication or request.  Seller shall thereafter promptly keep Buyer reasonably informed of all material developments affecting the status and terms of any such Acquisition Proposal.  Seller shall, and shall cause its subsidiaries and the advisors, employees and other agents of Seller and any of its subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions and negotiations, if any, with any Person (other than Buyer and representatives of Buyer) conducted prior to the date hereof with respect to any Acquisition Proposal.

"Acquisition Proposal" means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (A) any acquisition or purchase, direct or indirect, of the Business or any substantial portion of the Purchased Assets, whether by direct purchase or through any merger, consolidation or other acquisition of Seller or its subsidiaries as a whole or in any substantial part or (B) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay or dilute materially the benefits to Buyer of the transactions contemplated hereby.  For the avoidance of doubt, nothing in this Agreement shall restrict in any manner efforts by Seller to dispose of its discovery research business or any other assets that are not Purchased Assets, or raise additional investment capital, whether by sale of shares of its capital stock or other securities or incurrence of debt.

"Superior Proposal" means any bona fide, unsolicited written Acquisition Proposal for at least (i) a majority of the outstanding shares of the common stock of Seller or (ii) substantially all of the Purchased Assets on terms that the Board of Directors of Seller determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value to Seller's common stockholders than as provided hereunder and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Board of Directors of Seller.

Section 5.09.  Financing.  Seller shall use its commercially reasonable efforts to provide Buyer with such cooperation in connection with the arrangement of any financing as may be requested by Buyer, including (i) participation in meetings, due diligence sessions and management presentation sessions and similar presentations, (ii) preparing business projections and financial statements (including pro forma financial statements) and other information for offering memoranda, private placement memoranda and similar documents and (iii) facilitating the grant and perfection of Liens on any of its assets or properties.  Seller shall allow Buyer's representatives the opportunity to review and comment upon any such financial statements (including pro forma financial statements) in draft form and shall allow such representatives access to Seller and supporting documentation with respect to the preparation of such financial statements and the independent auditors' work papers relating to such financial statements.  Notwithstanding the foregoing, neither Seller nor any of its subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with any financing or incur any expense to effect compliance with the foregoing.

Section 5.10.  Seller Disclosure Schedule.  Seller shall provide Buyer within 30 days of the date hereof completed Schedule[s] 3.09(a)(x) [and 3.15(j)].

Section 5.11.  Liens; Security Interests.  Prior to the Closing, Seller shall make proper arrangements, including entering into payoff agreements or similar arrangements, to ensure that at the Closing all of the Purchased Assets shall be conveyed to Buyer free and clear of all Liens, including without limitation the withdrawal of any financing statements related to any of the Purchased Assets, except to the extent that Buyer has agreed to take certain Purchased Assets subject to pre-existing Liens and liabilities as set forth in Article 2.

Section 5.12.  Contracts.  At the Closing, Seller shall provide Buyer with the Contracts and all databases related to the Contracts as they exist on the date hereof, except as such databases have been updated to reflect the entry by Seller into Contracts subsequent to the date hereof.

Article 6
Covenant of Buyer

Buyer agrees that on and after the Closing Date, Buyer will afford promptly to Seller and its agents reasonable access to its properties, books, records, employees and auditors to the extent necessary to permit Seller to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access by Seller shall not unreasonably interfere with the conduct of the business of Buyer.

Article 7
Covenants of Buyer and Seller

Buyer and Seller agree that:

Section 7.01.  Commercially Reasonable Efforts; Further Assurances.  (a) Subject to the terms and conditions of this Agreement, Buyer and Seller will use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that the commercially reasonable efforts of any party hereto shall not be deemed to include (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby or (ii) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to the Business or the Purchased Assets.  Seller and Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good and marketable title to the Purchased Assets.

                      (b)            Seller hereby constitutes and appoints, effective as of the Closing Date, Buyer and its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of Buyer, or in the name of Seller but for the benefit of Buyer, (i) to collect for the account of Buyer any items of Purchased Assets and (ii) to institute and prosecute all proceedings which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Purchased Assets.  Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

Section 7.02.  Certain Filings.  Seller and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 7.03.  Public Announcements.  The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public statements the making of which may be required by Applicable Law or any listing agreement with the principal market on which Seller's securities are traded or quoted, will not issue any such press release or make any such public statement prior to such consultation.

Section 7.04.  WARN Act.  The parties agree to cooperate in good faith to determine whether any notification may be required under the Worker Adjustment and Retraining Notification Act and similar legal requirements in foreign jurisdictions (collectively, the "WARN Act") as a result of the transactions contemplated by this Agreement.  Buyer will be responsible for providing any notification that may be required under the WARN Act with respect to any Transferred Employees.  Seller will be responsible for providing any notification that may be required under the WARN Act with respect to any employees of the Business or any of Seller's other employees that are not Transferred Employees.

Article 8
Tax Matters

Section 8.01.  Tax Definitions.  The following terms, as used herein, have the following meanings:

"Code" means the Internal Revenue Code of 1986, as amended.

"Pre-Closing Tax Period" means (i) any Tax Period ending on or before the Closing Date and (ii) with respect to a Tax Period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

"Tax" means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a "Taxing Authority") responsible for the imposition of any such tax and any liability for any of the foregoing as transferee, or (ii) liability for the payment of any amounts of the type described in (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

Section 8.02.  Tax Matters.  Seller hereby represents and warrants to Buyer that:

(i)         Seller has timely paid all material Taxes which will have been required to be paid on or prior to the date hereof, the non‑payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable or responsible therefor.

(ii)        Seller has established, in accordance with generally accepted accounting principles applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay, all Taxes not yet paid which arise from or with respect to the Purchased Assets or the operation of the Business and are incurred in or attributable to the Pre‑Closing Tax Period, the non‑payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable therefor.

Section 8.03.  Tax Cooperation; Allocation of Taxes.  (a) Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Purchased Assets (including access to books and records) as is reasonably necessary for the filing of all Tax returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax.  Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets or the Business.

                      (b)            All property taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the "Apportioned Obligations") shall be apportioned between Seller and Buyer based on the number of days of such taxable period included in the Pre‑Closing Tax Period and the number of days of such taxable period after the Closing Date (such portion of such taxable period, the "Post-Closing Tax Period").  Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre‑Closing Tax Period, and Buyer shall be liable for the proportionate amount of such taxes that is attributable to the Post‑Closing Tax Period.

                       (c)            All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees (collectively, "Transfer Taxes") incurred in connection with the transactions contemplated by this Agreement shall be borne equally by Seller and Buyer.  Seller represents and warrants to Buyer that, with respect to the transactions contemplated by this agreement, Seller is entitled to an exemption from Transfer Taxes for isolated, casual or occasional sales in each jurisdiction that would otherwise impose a Transfer Tax on the transactions.  Buyer and Seller shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.

                      (d)            Apportioned Obligations shall be timely paid, and all applicable Tax filings, reports and returns shall be filed, as provided by Applicable Law; provided, however, that with respect to payments and filings required by Applicable Law to be made by Seller, in all events Seller shall pay all such amounts and file all such Tax filings, reports and returns prior to the eight-month anniversary of the Closing Date.  The paying party shall be entitled to reimbursement from the non-paying party in accordance with Section 8.03(b).  Upon payment of any such Apportioned Obligation, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 8.03(b) together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed.  The non-paying party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement the "Payment Due Date").  Any payment not made within such time shall bear interest from and including the Payment Due Date to but excluding the date of payment at a rate per annum equal to the prime rate as published in the Wall Street Journal, Eastern Edition in effect from time to time during the period from the Payment Due Date to the date of payment.  Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

Article 9
Employee Benefits

Section 9.01.  Employee Benefits Definitions.  The following terms, as used herein, have the following meanings:

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

Section 9.02.  ERISA Representations.  Seller hereby represents and warrants to Buyer that:

                                               (a)                 Schedule 9.02(a) contains a correct and complete list identifying each material "employee benefit plan," as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by Seller or any of its ERISA Affiliates and covers any employee or former employee of the Business, or with respect to which Seller or any of its ERISA Affiliates has any liability.  Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Buyer together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust.  Such plans are referred to collectively herein as the "Employee Plans."  Seller has provided Buyer with, or has caused to be provided to Buyer, complete actuarial data (including age, salary, service and related data) as of the most recent practicable date for employees of the Business.

                                              (b)                 None of Seller, any of its ERISA Affiliates and any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA or any defined benefit plan.

                                               (c)                 None of Seller, any ERISA Affiliate of Seller and any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a "Multiemployer Plan").

                                              (d)                 Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and Seller is not aware of any reason why any such determination letter should be revoked or not be reissued.  Seller has made available to Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan.  Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan.  No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Business, Buyer or any of its Affiliates of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

                                               (e)                 There is no current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Business, except as required to avoid excise tax under Section 4980B of the Code.

                                                (f)                 All contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Closing Date, will be discharged and paid on or prior to the Closing Date except to the extent (i) reflected as a liability on the Closing Pro Forma Balance Sheet or (ii) is an Excluded Liability.

                                               (g)                 There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Business that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 280G or 162(m) of the Code.

                                               (h)                 The Purchased Assets are not now nor will they after the passage of time be subject to any Lien imposed under Code Section 412(n) by reason of the failure of Seller or its Affiliates to make timely installments or other payments required by Code Section 412.

                                                 (i)                 No Transferred Employee will become entitled to any bonus, retirement, severance, job security or similar benefit, or the enhancement of any such benefit, as a result of the transactions contemplated hereby.

                                                (j)                 There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of Seller, threatened against or involving, any Employee Plan before any arbitrator or any Governmental Authority.

                                              (k)                 Seller has provided to Buyer a schedule of salary and wage levels of each employee as in effect on the date hereof, as set forth on Schedule 9.02(k).

Section 9.03.  Employees and Offers of Employment.  (a) On the Closing Date, Buyer shall offer at‑will employment to not less than 90 active employees of the Business.  For purposes of this Article 9, the term "active employee" shall mean any Person who, on the Closing Date, is actively employed by Seller or who is on short-term disability leave, authorized leave of absence, military service or lay-off with recall rights as of the Closing Date (such inactive employees shall be offered employment by Buyer as of the date they return to active employment), but shall exclude any other inactive or former employee including any Person who has been on long-term disability leave or unauthorized leave of absence or who has terminated his or her employment, retired or died on or before the Closing Date.  Any such offers shall be at the same base salary or wages as set forth on Schedule 9.02(k) and at such benefit levels and on such other terms and conditions as Buyer shall in its sole discretion deem appropriate.  The employees who accept and commence employment with Buyer are hereinafter collectively referred to as the "Transferred Employees."  Seller will not take, and will cause each of its subsidiaries not to take, any action which would impede, hinder, interfere or otherwise compete with Buyer's effort to hire any Transferred Employees.  Buyer shall not assume responsibility for any Transferred Employee until such employee commences employment with Buyer.  If Buyer terminates a Transferred Employee without cause within six months following the Closing Date, Buyer shall provide such terminated employee at least two weeks of severance pay.  Nothing herein shall limit the ability of Buyer and its Affiliates to terminate the employment of any Transferred Employee at any time.  Buyer agrees that for a period of six months after the Closing Date, it shall not employ or solicit, or receive or accept the performance of services by, any employee of Seller who is not a Transferred Employee, whose employment with Seller was terminated on or subsequent to the Closing Date and who received any severance payment from Seller in connection with such termination.

                      (b)            Seller shall use its commercially reasonable efforts to assist Buyer in securing an employment agreement or acceptance of a Buyer offer of employment from each of the individuals listed on Schedule 9.03(b).  Seller shall promptly notify Buyer if any employee of the Business commences any leave of absence or returns to active employment prior to the Closing Date.

Section 9.04.  Seller's Employee Benefit Plans.  (a) Except as expressly set forth herein, Seller shall retain all obligations and liabilities under the Employee Plans in respect of each employee or former employee (including any beneficiary thereof) who is not a Transferred Employee.  Except as expressly set forth herein, Seller or its designated Affiliate shall retain all liabilities and obligations in respect of benefits accrued as of the Closing Date by Transferred Employees under the Employee Plans, and neither Buyer nor any of its Affiliates shall have any liability with respect thereto.  Except as expressly set forth herein, no assets of any Employee Plan shall be transferred to Buyer or any of its Affiliates or to any plan of Buyer or any of its Affiliates.  With respect to Seller's 401(k) Plan, Seller shall amend the 401(k) Plan to provide that Transferred Employees shall be entitled to a pro rata portion, based on the number of days of the current Plan year that occur before and including the Closing Date, of any contribution to the 401(k) Plan by Seller in respect of the current Plan year of the 401(k) Plan.  Accrued benefits or account balances of Transferred Employees under the Employee Plans shall be fully vested as of the Closing Date.  If Buyer offers employment to fewer than 90 Active Employees, Buyer shall reimburse Seller for any incremental severance costs resulting from the failure to make such offers pursuant to Seller's severance plan existing on the date hereof and set forth on Schedule 9.04(a) (calculated as an average) arising out of the liquidation contemplated by 0; provided that in no event shall Buyer assume any obligations under any individual employment, severance, change in control or other agreement, whether or not listed on Schedule 9.02(a) or 0.  Buyer shall not assume any Seller equity awards.  Buyer shall assume the liability to provide continuation coverage pursuant to Section 4980B of the Code from and after the Closing Date to current and former employees of Seller who are eligible for continuation coverage benefits to the extent required by law and including up to five current participants in group health plans of Seller who remain active with Seller after termination of all group health plans of Seller to the extent permitted by the terms of Buyer's health plan.

                      (b)            With respect to the Transferred Employees (including any beneficiary or dependent thereof), Seller shall retain (i) all liabilities and obligations arising under any group life, accident, medical, dental or disability plan or similar arrangement (whether or not insured) to the extent that such liability or obligation relates to contributions or premiums accrued (whether or not payable), or to claims incurred (whether or not reported), on or prior to the Closing Date, (ii) all liabilities and obligations arising under any worker's compensation arrangement to the extent such liability or obligation relates to the period prior to the Closing Date, including liability for any retroactive worker's compensation premiums attributable to such period and (iii) all other liabilities and obligations arising under the Employee Plans to the extent any such liability or obligation relates to the period prior to the Closing Date, including proportional accruals through the Closing Date and including liabilities and obligations in respect of accruals through the Closing Date under any bonus plan or arrangement, arrangements and policies.  With respect to any Transferred Employees, Buyer shall assume all accrued and unpaid vacation time to the policy set forth on Schedule 0.

                       (c)            With respect to any Transferred Employee (including any beneficiary or dependent thereof) who enters a hospital or is on short‑term disability under any Employee Plan on or prior to the Closing Date and continues in a hospital or on short‑term disability after the Closing Date, Seller shall be responsible for claims and expenses incurred both before and after the Closing Date in connection with such Person, to the extent that such claims and expenses are covered by an Employee Plan, until such time (if any) that, in the case of a Transferred Employee, such Person resumes full‑time employment with Buyer or one of its Affiliates and, in the case of any beneficiary or dependent of a Transferred Employee, such Person's hospitalization has terminated.  With respect to any Employee Plans covering medical expenses and other costs relating to pregnancies and maternity leave, Seller shall be responsible for all claims (whether or not reported) and expenses incurred during the period prior to and ending on the Closing Date, and Buyer or one of its Affiliates shall be responsible for such Employee Plans covering such pregnancies and maternity leave for the period subsequent to the Closing Date.

Section 9.05.  Buyer Benefit Plans.  (a) Buyer or one of its Affiliates will recognize all service of the Transferred Employees with Seller or any of its Affiliates, only for purposes of eligibility to participate, vesting and, as to welfare benefit plans and vacation benefits, benefits accrued in those employee benefit plans, within the meaning of Section 3(3) of ERISA, in which the Transferred Employees are enrolled by Buyer or one of its Affiliates immediately after the Closing Date.  Buyer or one of its subsidiaries will also cause all (A) pre-existing conditions and proof of insurability provisions, for all conditions that all Transferred Employees and their covered dependents have as of the Closing Date, and (B) waiting periods under each plan that would otherwise be applicable to newly hired employees to be waived in the case of clause (A) or clause (B) with respect to Transferred Employees to the same extent waived or satisfied under the Seller's Employee Plans; provided that nothing in this sentence shall limit the ability of Buyer and its Affiliates from amending or entering into new or different employee benefit plans or arrangements provided such plans or arrangements treat the Transferred Employees in a substantially similar manner as employees of Buyer or its subsidiaries, as applicable, are treated.

                      (b)            Seller and Buyer agree that they will cooperate in effecting the orderly transfer of Seller's 401(k) Plan to Buyer or an Affiliate of Buyer.  Prior to the Closing Date, Buyer may (but shall not be required to) agree to adopt any of Seller's welfare plans.

Section 9.06.  No Third Party Beneficiaries.  No provision of this Article shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or of any of its subsidiaries in respect of continued employment (or resumed employment) with either Buyer or the Businesses or any of their Affiliates and no provision of this Article 9 shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or any plan or arrangement which may be established by Buyer or any of its Affiliates.  No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of Buyer or any of its Affiliates.

Article 10
Conditions to Closing

Section 10.01.  Conditions to Obligations of Buyer and Seller.  The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

                                                (a)                Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

                                               (b)                No Applicable Law shall prohibit the consummation of the Closing.

                                                (c)                Buyer and Seller shall have entered into the Transition Services Agreement, the License Agreement and the Lease in the forms attached as Exhibits D, E and F hereto, respectively.

                                               (d)                The stockholders of Seller shall have approved and adopted the Resolution of Sale.

Section 10.02.  Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

                                                (a)                (i) Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to Closing and (ii) the representations and warranties of Seller contained in this Agreement and in any certificate or other writing delivered by Seller pursuant hereto (A) that are qualified by materiality or Material Adverse Effect shall be true at and as of the Closing Date as if made at and as of such date, and (B) that are not qualified by materiality or Material Adverse Effect (other than that in Section 3.24) shall be true in all material respects at and as of the Closing Date as if made at and as of such time, (iii) the representations and warranties of Seller contained in Section 3.24 shall be true at and as of the Closing Date, and (iv) Buyer shall have received a certificate signed by the chief executive officer of Seller to the foregoing effect.

                                               (b)                There shall not be threatened, instituted or pending any action or proceeding by any Person before any Governmental Authority, (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Buyer or any of its Affiliates of all or any material portion of the Purchased Assets or the business or assets of Buyer or any of its Affiliates or to compel Buyer or any of its Affiliates to dispose of all or any material portion of the Purchased Assets or of Buyer or any of its Affiliates or otherwise challenging the transactions contemplated hereby or (ii) seeking to require divestiture by Buyer or any of its Affiliates of any Purchased Assets.

                                                (c)                There shall not be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the purchase of the Purchased Assets, by any Governmental Authority, that, in the reasonable judgment of Buyer could, directly or indirectly, result in any of the consequences referred to in Sections 10.02(b)(i) and 10.02(b)(ii) above.

                                               (d)                Seller shall have received all Required Consents and all consents, authorizations or approvals from the Governmental Authorities referred to in Section 3.03 or 3.23, in each case in form and substance reasonably satisfactory to Buyer, and no such consent, authorization or approval shall have been revoked.

                                                (e)                The Business shall have cash of no less than $900,000.

                                                 (f)                Buyer shall have received all documents it may reasonably request relating to the existence of Seller and the authority of Seller for this Agreement, all in form and substance reasonably satisfactory to Buyer.

                                                (g)                There shall not have occurred and be continuing as of or otherwise arisen before the Closing any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

                                                (h)                Provision shall have been made such that upon Closing, all Liens relating to the Purchased Assets shall be removed except to the extent that Purchaser is assuming the related liability, and all financing statements relating to the Purchased Assets shall be withdrawn within two Business Days of the Closing.

Section 10.03.  Conditions to Obligation of Seller.  The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions:

                                               (a)                 (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date and (iii) Seller shall have received a certificate signed by an authorized signatory of Buyer to the foregoing effect.

                                              (b)                 Buyer shall have received all consents, authorizations or approvals from the Governmental Authorities referred to in Section 4.03, in each case in form and substance reasonably satisfactory to Seller, and no such consent, authorization or approval shall have been revoked.

                                               (c)                 Seller shall have received all documents it may reasonably request relating to the existence of Buyer and the authority of Buyer for this Agreement, all in form and substance reasonably satisfactory to Seller.

Article 11
Survival; Indemnification

Section 11.01.  Survival.  The representations and warranties and covenants and agreements contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith (other than those contained in Section 5.05 which shall survive until the liquidation of Seller) shall survive the Closing until the six-month anniversary of the Closing Date or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law.  Notwithstanding the preceding sentence, any breach of covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 11.02.  Indemnification.  (a) Effective at and after the Closing, Seller hereby indemnifies Buyer, its Affiliates and their respective successors and assignees against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding whether involving a third-party claim or a claim solely between the parties hereto and any incidental, indirect or consequential damages, losses, liabilities or expenses, and any lost profits or diminution in value) ("Damages") incurred or suffered by Buyer, any of its Affiliates or any of their respective successors and assignees arising out of:

                                                      (i)            any misrepresentation or breach of warranty (determined, except with respect to Section 3.27, without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect or any similar qualification or standard (each such misrepresentation and breach of warranty a "Warranty Breach") or breach of covenant or agreement made or to be performed by Seller pursuant to this Agreement; or

                                                    (ii)            any Excluded Liability;

regardless of whether such Damages arise as a result of the negligence, strict liability or any other liability under any theory of law or equity of, or violation of any law by, Buyer, any of its Affiliates or any of their respective successors and assignees; provided that with respect to indemnification by Seller for Warranty Breaches pursuant to Section 11.02(a), (A) Seller shall not be liable unless the aggregate amount of Damages with respect to Warranty Breaches exceeds $500,000 and (B) Seller's maximum liability for all such Warranty Breaches shall not exceed $3,000,000.

                      (b)            Effective at and after the Closing, Buyer hereby indemnifies Seller, its Affiliates and their respective successors and assignees against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Seller, any of its Affiliates or any of their respective successors and assignees arising out of any Warranty Breach or breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement regardless of whether such Damages arise as a result of the negligence, strict liability or any other liability under any theory of law or equity of, or violation of any law by, Seller, any of its Affiliates or any of their respective successors and assignees; provided that with respect to indemnification by Buyer for Warranty Breaches pursuant to this Section, (i) Buyer shall not be liable unless the aggregate amount of Damages with respect to such Warranty Breaches exceeds $500,000 and (ii) Buyer's maximum liability for all such Warranty Breaches shall not exceed $3,000,000.

Section 11.03.  Procedures.  The party seeking indemnification under 0 (the "Indemnified Party") agrees to give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section.  The Indemnifying Party may at the request of the Indemnified Party participate in and control the defense of any such suit, action or proceeding at its own expense.  The Indemnifying Party shall not be liable under 0 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

Article 12
Termination

Section 12.01.  Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing:

                       (a)            by mutual written consent, approved by the Boards of Directors of Seller and Buyer;

                      (b)            by either Buyer or Seller if:

                                                      (i)            the transactions contemplated hereby have not been consummated on or before March 31, 2007 (the "Termination Date"); provided, however, that neither Buyer nor Seller may terminate this Agreement pursuant to this Section 12.01(b)(i) if such party's breach of any provision of this Agreement primarily results in the failure of the transactions contemplated hereby to be consummated at such time;

                                                    (ii)            (A) a Governmental Authority shall have issued an order, or taken, or failed to take, any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, which order is final and non-appealable, or (B) a court of competent jurisdiction institutes an order prohibiting the consummation of the transactions contemplated hereby, provided that, the right to terminate this Agreement under this Section 12.01(b)(ii) shall not be available to a party if such order resulted primarily from the failure of such party to perform any of its obligations under this Agreement; or

                                                   (iii)            at a meeting of the stockholders of Seller contemplated by 0 (including any adjournment or postponement thereof) the Resolution of Sale shall not have been adopted.

                       (c)            by Buyer if:

                                                      (i)            (A) an Adverse Recommendation Change shall have occurred or (B) Seller shall have entered into a definitive agreement with respect to any Acquisition Proposal;

                                                    (ii)            (A) there shall be a breach of any representation or warranty of Seller in this Agreement or there shall be a breach by Seller of any of its covenants or agreement contained in this Agreement, which breach would cause the condition set forth in Section 10.02(a) not to be satisfied and either is not reasonably capable of being cured or, if it is reasonably capable of being cured, has not been cured within the earlier of (x) thirty (30) business days after giving of written notice to Seller of such breach and (y) the Termination Date; provided that, Buyer may not terminate this Agreement pursuant to this 0if Buyer is in material breach of this Agreement; or

                                                   (iii)            Seller shall have willfully and materially breached its obligations under Section 5.06 or Section 5.08.

                      (d)            by Seller if:

                                                      (i)            (A) there shall be a breach of any representation or warranty of Buyer in this Agreement or there shall be any breach by Buyer of any of its covenants or agreements contained in this Agreement, which breach would cause the condition set forth in Section 10.03(a) not to be satisfied and either is not reasonably capable of being cured or, if it is reasonably capable of being cured, has not been cured within the earlier of (x) thirty (30) business days after giving of written notice to Buyer of such breach and (y) the Termination Date; provided that, Seller may not terminate this Agreement pursuant to this Section 12.01(d)(i) if Seller is in material breach of this Agreement at the time of such attempted termination; or

                                                    (ii)            following receipt and evaluation of an Acquisition Proposal deemed by the Board of Directors of Seller to be a Superior Proposal, Seller enters into a definitive agreement with respect to such Superior Proposal concurrently with such termination and Seller pays or causes to be paid the fee required by Section 12.02(b) hereof; provided that, in the case of any such termination, (A) Seller notifies Buyer, in writing and at least five (5) business days prior to such termination, of its intention to terminate this Agreement and to enter into a binding written agreement concerning an Acquisition Proposal that constitutes a Superior Proposal, attaching the most current version of such agreement (or a description of all material terms and conditions thereof), and (B) Buyer does not make, within five (5) business days of receipt of such written notification, an offer that the Board of Directors of Seller determines, in good faith after consultation with its financial advisors, is at least as favorable to the stockholders of Seller as such Superior Proposal, it being understood that Seller shall not enter into any such binding agreement during such five (5) business day period.

The party desiring to terminate this Agreement pursuant to this Section 12.01 (other than pursuant to Section 12.01(a)) shall give notice of such termination to the other party.

Section 12.02.  Effect of Termination.

                       (a)            Except as provided in Sections 12.02(b) and 12.02(c), in the event of a termination of this Agreement pursuant to Section 12.01 hereof, each party shall pay the costs and expenses incurred by it in connection with this Agreement, and no party (or any of its representatives or stockholders) shall be liable to any other party for any costs, expenses, damage or loss of anticipated profits hereunder.  Except as provided in Sections 12.02(b) and 12.02(c), in the event of the termination of this Agreement pursuant to Section 12.01, this Agreement shall forthwith become void, there shall be no liability on the part of Buyer or Seller or any of their respective officers or directors to the other parties hereto and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party for any willful breach of this Agreement and that the Confidentiality Agreement shall survive any termination of this Agreement.

                      (b)            If this Agreement is terminated in accordance with Section 12.01(b)(iii) then upon the termination of this Agreement, Seller shall reimburse Buyer for all of its reasonable costs and expenses incurred in connection with this Agreement, including fees of counsel, accountants, lenders and financial and other advisors, up to a maximum of $500,000.  If (1) any Acquisition Proposal has been made to Seller or publicly announced and thereafter this Agreement is terminated (x) by either party in accordance with Sections 12.01(b)(i) or 12.01(b)(iii), or (y) by Buyer in accordance with 0 or (iii) (but in the case of termination in accordance with 0, only if the failure to satisfy the conditions set forth therein results from a willful breach by Seller of its representations, warranties or covenants contained herein), and (2) within twelve (12) months after such termination Seller enters into an agreement with respect to or consummates any Acquisition Proposal, then upon the earlier of such entry into agreement or consummation Seller shall pay or cause to be paid to Buyer a fee in the amount of $1,000,000, net of any expenses previously reimbursed.  If this Agreement is terminated (x) by Buyer in accordance with Section 12.01(c)(i) or (y) by Seller in accordance with Section 12.01(d)(ii), Seller shall pay or cause to be paid to Buyer a fee in the amount of $1,000,000, upon the termination of this Agreement.

                       (c)            Seller acknowledges that the agreements contained in this Section 12.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer would not enter into this Agreement.  Accordingly, if Seller fails promptly to pay any amount due to Buyer pursuant to this Section 12.02, it shall also pay any costs and expenses incurred by Buyer in connection with a legal action to enforce this Agreement that results in a judgment against Seller for such amount.

                      (d)            The Confidential Agreement and the provisions of Sections 13.02, 13.05, 13.06 and 0 hereof shall survive any termination hereof pursuant to Section 12.01.

Article 13
Miscellaneous

Section 13.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail ("e-mail") transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Buyer, to:

Tripos (Cayman) LP
456 Montgomery Street, 19th Floor
San Francisco, California  94104
Attention:  Amish Mehta
Phone No.:  (415) 293-5000
Facsimile No.:  (415) 293-5100

with a copy to:

Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, California  94025
Attention:  Martin A. Wellington
Facsimile No.:  (650) 752-3618
E-mail:  martin.wellington@dpw.com

if to Seller, to:

Tripos, Inc.
1699 South Hanley Road
St. Louis, Missouri  63144
Attention:  John P. McAlister
Facsimile No.:  (314) 647-8108
E-mail: johnmc@tripos.com

with a copy to:

Hogan & Hartson L.L.P.
111 South Calvert Street
Baltimore, Maryland  21202
Attention:  Henry D. Kahn
Facsimile No.:  (410) 659-2780
E-mail:  hdkahn@hhlaw.com

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 13.02.  Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

                      (b)            No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 13.03.  Disclosure Schedule References.  The parties hereto agree that any reference in a particular Section of the Seller Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

Section 13.04.  Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 13.05.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; except that Buyer may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates at any time and (ii) after the Closing Date, to any Person; provided that no such transfer or assignment will relieve Buyer of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Buyer.

Section 13.06.  Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of New York.

Section 13.07.  Dispute Resolution.

                       (a)            All disputes arising out of this Agreement or the transactions contemplated by this Agreement that seek legal remedies, temporary or injunctive relief or specific performance shall be resolved as follows:  The senior management of all parties to the dispute (or any successors in dissolution to Seller's senior management) shall meet to attempt to resolve such disputes.  In the event that senior management cannot resolve these disputes within 10 business days of their initial conference, Buyer and Seller irrevocably agree and acknowledges that any claim, dispute, controversy or other matter based upon, arising out of or relating to this Agreement, the other Transaction Agreements or the transactions contemplated hereby or thereby (each a "Disputed Claim"), shall be resolved, as between the parties, exclusively and solely by binding arbitration in accordance with Section 13.07.

                      (b)            With respect to any matter that a party elects to submit to arbitration pursuant to this Section 13.07, the submitting party shall deliver a demand for arbitration to the other party (a "Demand").  Such arbitration shall be conducted pursuant to an arbitration procedure under which the parties shall jointly select, within five (5) Business Days of the Demand, an independent arbitrator with the relevant industry and technical background but with no prior, existing or potential business relationship with either party or an Affiliate of either party.  If, for whatever reason, the parties cannot mutually agree on an independent arbitrator within such five (5) Business Days, Judicial Arbitration Mediation Services shall appoint an arbitrator it deems to have reasonably relevant industry and technical background.  The location of such arbitration shall be in New York, New York or as otherwise mutually agreed upon by the parties.  Upon the request of either party, the arbitrator selected will hear each party's presentation within ten (10) days of such selection.  The arbitrator will rule within five (5) Business Days following the conclusion of such presentation by the parties, and such ruling shall be non-appealable.

                       (c)            Such arbitration shall be initiated and conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as such rules shall be in effect on the date of delivery of a Demand for arbitration, except to the extent that such rules are inconsistent with the provisions set forth in this Agreement.

                      (d)            Any award by the arbitrator shall be accompanied by a written opinion setting forth the findings of fact and conclusions of law relied upon in reaching the decision.  The award rendered by the arbitrator shall be final, binding and non-appealable, and judgment upon such award may be entered by any court of competent jurisdiction.  The parties agree that the existence, conduct and content of any arbitration shall be kept confidential and no party shall disclose to any Person any information about such arbitration, except as may be required by law or by any governmental authority or for financial reporting purposes in each party's financial statements and except in court proceedings to enforce this arbitration provision or any award hereunder or to obtain interim relief.

                       (e)            Each party shall pay the fees of its own attorneys, expenses of witnesses and all other expenses and costs in connection with the presentation of such party's case (collectively, "Attorneys' Fees").  The remaining costs of the arbitration, including, without limitation, fees of the arbitrator, costs of records or transcripts and administrative fees (collectively, "Arbitration Costs") shall be borne equally by the parties.  The arbitrator shall be empowered to award such remedies as he or she shall consider appropriate based upon the arbitrator's findings of fact and conclusions of law and such other factors as the arbitrator considers relevant.

Section 13.08.  Counterparts; Effectiveness; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 13.09.  Entire Agreement.  This Agreement and the other Transaction Agreements constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement; provided that this Agreement shall not supersede or in any way modify the terms of the confidentiality agreement dated February 13, 2006 between Vector Capital Corporation and Seller.

Section 13.10.  Bulk Sales Laws.  Buyer and Seller each hereby waive compliance by Seller with the provisions of the "bulk sales," "bulk transfer" or similar laws of any state.  Seller agrees to indemnify and hold Buyer harmless against any and all claims, losses, damages, liabilities, costs and expenses incurred by Buyer or any of its Affiliates as a result of any failure to comply with any such "bulk sales," "bulk transfer" or similar laws.

Section 13.11.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 13.12.  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the State of New York, in addition to any other remedy to which they are entitled at law or in equity.

Section 13.13.  Waiver of Certain Rights.  Seller and any of its successors in interest hereby waives any rights and claims it may have against Buyer, whether in law or in equity, relating to the Excluded Assets or Excluded Liabilities or the transactions contemplated hereby.  The rights and claims waived include, without limitation, claims for contribution or other rights of recovery arising out of or relating to any environmental matter, claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TRIPOS (CAYMAN) LP
By:	/s/
	Name:	Amish Mehta
	Title:	General Partner
TRIPOS, INC.
By:	/S/
	Name:	John P. McAlister, PhD.
	Title:	President & Chief Executive Offier

[SIGNATURE PAGE TO THE ASSET PURCHASE AGREEMENT]

EXHIBIT A

SUPPORT AGREEMENT

AGREEMENT, dated as of November 19, 2006 between Tripos (Cayman) LP, a Cayman Islands limited partnership ("Buyer"), and the stockholder who is a signatory hereto, acting solely as a stockholder and in no way acting as a director or officer of the Company, as defined below ("Stockholder").

WHEREAS, in order to induce Buyer to enter into an Asset Purchase Agreement, dated as of the date hereof (the "Purchase Agreement"), with Tripos, Inc., a Utah corporation (the "Company"), Buyer has requested Stockholder, and Stockholder has agreed, to enter into this Agreement pursuant to Section 16-10a-731 of the Utah Revised Business Corporation Act (the "UBCA") with respect to all shares of common stock, par value $0.01 per share, of the Company that Stockholder beneficially owns, which shares are listed on the signature page hereto (the "Shares"); and

WHEREAS, the obligations of the Stockholder under this Agreement do not affect, directly or indirectly, the duties of the Stockholder in any other capacity, including as a director or officer of the Company;

NOW, THEREFORE, the parties hereto agree as follows:

Article 1
Grant of Proxy; Voting Agreement

Section 1.01.  Voting Agreement.  Stockholder hereby agrees to vote or exercise its right to consent with respect to all Shares that Stockholder is entitled to vote at the time of any vote or action by written consent to approve and adopt the Purchase Agreement, all related agreements and any actions related thereto at any meeting of the stockholders of the Company, and at any adjournment thereof, at which such Purchase Agreement and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the stockholders of the Company.  Stockholder hereby agrees that it will not vote any Shares in favor of, or consent to, and will vote against and not consent to, the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company (other than as contemplated by the Purchase Agreement), (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Purchase Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters.

A-1

Section 1.02.  Irrevocable Proxy.  Stockholder hereby revokes any and all previous proxies granted with respect to the Shares.  By entering into this Agreement, Stockholder hereby grants a proxy appointing Buyer as the Stockholder's attorney-in-fact and proxy, with full power of substitution, for and in the Stockholder's name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.01 above as Buyer or its proxy or substitute shall, in Buyer's sole discretion, deem proper with respect to the Shares.  The proxy granted by Stockholder pursuant to this Article 1 is irrevocable and is granted in consideration of Buyer entering into this Agreement and the Purchase Agreement and incurring certain related fees and expenses.  The proxy granted by Stockholder shall be revoked upon termination of this Agreement in accordance with its terms.

Article 2
Representations and Warranties of Stockholders

Stockholder represents and warrants to Buyer that:

Section 2.01.  Corporation Authorization.  This Agreement constitutes a valid and binding Agreement of Stockholder.

Section 2.02.  Ownership of Shares.  Stockholder is the record and beneficial owner of the Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares).  None of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

Article 3
Covenants of Stockholder

Stockholder hereby covenants and agrees that:

Section 3.01.  No Proxies for or Encumbrances on Shares.  Except pursuant to the terms of this Agreement, Stockholder shall not with respect to the Shares, without the prior written consent of Buyer, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (ii) acquire, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, encumbrance or other disposition of, any Shares during the term of this Agreement.

A-2

Article 4
Miscellaneous

Section 4.01.  Amendments; Termination.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.  This Agreement shall terminate upon the termination of the Purchase Agreement in accordance with its terms.

Section 4.02.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Buyer may transfer or assign its rights and obligations to any affiliate of Buyer.

Section 4.03.  Term.  This Agreement shall terminate and be of no further force or effect upon the termination of the Purchase Agreement in accordance with its terms, including without limitation a termination in respect of a Superior Proposal.

Section 4.04.  Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Utah.

Section 4.05.  Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 4.06.  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

Section 4.07.  Capitalized Terms.  Capitalized terms used but not defined herein shall have the respective meanings set forth in the Purchase Agreement.

A-3

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

TRIPOS (CAYMAN) LP
By:
Name:
Title:
STOCKHOLDER
By:
Name:
Title:
Class of Stock	Shares Owned

[SIGNATURE PAGE TO THE SUPPORT AGREEMENT]

A-4

EXHIBIT B

PRO FORMA BALANCE SHEET

For the avoidance of doubt, the parties to the Agreement of which this Exhibit B forms a part agree that Buyer is not assuming any Excluded Liabilities, including without limitation Seller liabilities arising from the transactions contemplated by the Agreement, Seller's ESPP or as a result of being a registrant under the Securities Act of 1933 or Securities Exchange Act of 1934, accrued commission unless attributable to Transferred Employees, bonus or tax liabilities and any other liability not expressly assumed by Buyer pursuant to the Agreement.

Working Capital Calculation

September

	Tripos US	Tripos Gmbh	Tripos UK Ltd	Tripos Sarl	Tripos CAN	Optive	Interco Eliminations	Total
Cash
Accounts Receivable
Trade receivables
Allowance for doubtful accounts
Interest receivable
Total employee & other
Total Accounts Receivable
Prepaids & Deposits
Cost & profits in excess of billing
Prepaid hardware COGS
Rent deposits
Miscellaneous deposits
Other prepaids
Prepaid expenses
Prepaid royalties
Prepaid commissions
Prepaid other
Prepaid travel
Total other prepaids
Total Current Assets

Total Accounts Payable
Capital Leases-Current Portion (include int pay)
Accrued Liabilities
Interest payable (if any)
Accrued payroll/commissions
Accrued vacation liab
Other liabilities
Tripos ESPP liability
Accrued public company
Accrued legal fees (general activities of DI business)
Accrued 401K admin exp
Accrued consulting fees
Accrued sales tax audit
Royalties payable
Subscription royalty pay
Accrued contributions
Accrued sales taxes
Accrued employee activities
Dental expense accrual
Accrued preferred dividends	Exclude
Accrued mktg advertising
Total other liabilities
Total Accrued Liabilities

B-1

	Tripos US	Tripos Gmbh	Tripos UK Ltd	Tripos Sarl	Tripos CAN	Optive	Interco Eliminations	Total
Deferred Revenue
Deferred I/C rev-Ltd
Deferred I/C rev-Sarl
Deferred I/C rev-Gmbh
Deferred I/c rev-CAN
Def 2004 I/C rev-LTD
Def 2004 I/C rev-Sarl
Def 2004 I/C rev-Gmbh
Def 2004 I/C rev-Canada
Def 2005 I/C rev-LTD
Def 2005 I/C rev-Sarl
Def 2005 I/C rev-Gmbh
Def 2005 I/C rev-Canada
Def 2006 I/C rev-LTD
Def 2006 I/C rev-Sarl
Def 2006 I/C rev-Gmbh
Def 2006 I/C rev-Canada
Deferred training
Deferred imputed interest income
Deferred revenue
Deferred SSUS
Deferred software revenue
Deferred SCS rev-Wyeth & travel (exclude debit balance, if any)
Def 2004 SW rev-US
Def 2004 SW rev-PR
Def 2005 SW rev-US
Def 2005 SW rev-PR
Def 2006 SW rev-US
Def 2006 SW rev-PR
Def H/W rev-pre 2004
Total Deferred Revenue

Total Current Liabilities

Total Working Capital

B-2

EXHIBIT C

ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of November __, 2006, between Tripos, Inc., a Utah corporation ("Seller"), and Tripos (Cayman) LP, a Cayman Islands LP ("Buyer").

W I T N E S S E T H :

WHEREAS, Buyer and Seller have concurrently herewith consummated the purchase by Buyer of the Purchased Assets pursuant to the terms and conditions of the Asset Purchase Agreement dated hereof between Buyer and Seller, (the "Asset Purchase Agreement"; terms defined in the Asset Purchase Agreement and not otherwise defined herein being used herein as therein defined);

WHEREAS, pursuant to the Asset Purchase Agreement, Buyer has agreed to assume certain liabilities and obligations of Seller with respect to the Purchased Assets and the Business;

NOW, THEREFORE, in consideration of the sale of the Purchased Assets and in accordance with the terms of the Asset Purchase Agreement, Buyer and Seller agree as follows:

                         1.                 1) Seller does hereby sell, transfer, assign and deliver to Buyer all of the right, title and interest of Seller in, to and under the Purchased Assets; provided that no sale, transfer, assignment or delivery shall be made of any or any material portion of any of the Contracts or Permits if an attempted sale, assignment, transfer or delivery, without the consent of a third party, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller thereunder.

                            (a)            Buyer does hereby accept all the right, title and interest of Seller in, to and under all of the Purchased Assets (except as aforesaid) and Buyer assumes and agrees to pay, perform and discharge promptly and fully when due all of the Assumed Liabilities and to perform all of the obligations of Seller to be performed under the Contracts except to the extent liabilities thereunder constitute Excluded Liabilities.

This Agreement shall be governed by and construed in accordance with the law of the State of New York.

 C-1

                         2.                 This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

TRIPOS, INC.
By:
Name:
Title:
TRIPOS (CAYMAN) LP
By:
Name:
Title:

[SIGNATURE PAGE TO THE ASSIGNMENT AND ASSUMPTION AGREEMENT]

EXHIBIT D

TRANSITION SERVICES AGREEMENT

            This TRANSITION SERVICES AGREEMENT ("Agreement") is entered into as of this ___ day of __________, 2006 by and among Tripos, Inc., a Utah corporation ("Seller"), and Tripos (Cayman) LP, a Cayman Islands limited partnership ("Buyer").  The Seller and the Buyer are sometimes referred to individually as a "Party" and collectively as the "Parties."

R E C I T A L S:

A.        Pursuant to that certain Asset Purchase Agreement of even date herewith between Seller and Buyer (the "Purchase Agreement"), Seller is selling to Buyer and Buyer is purchasing from Seller certain assets described therein (the "Purchased Assets") related to a business which develops, sells and distributes discovery informatics software to the pharmaceutical industry (the "Business").

            B.         Seller and Buyer recognize that it is advisable for Seller and its Affiliates to provide certain administrative and other services, which were previously provided to the Business, to Buyer and its Affiliates for a transition period following the closing of the transactions contemplated by the Purchase Agreement for the consideration and pursuant to the other terms and conditions set forth herein; and

C.        Seller and Buyer further recognize that it is advisable for Buyer and its Affiliates to provide certain administrative and other services, which were previously used to operate the business of Seller and its Affiliates, to Seller and its Affiliates for a transition period following the closing of the transactions contemplated by the Purchase Agreement for the consideration and pursuant to the other terms and conditions set forth herein.

            NOW, THEREFORE, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

            Unless otherwise defined herein, for the purposes of this Agreement, capitalized terms shall have the meaning ascribed to them in the Purchase Agreement.  "Service" or "Services" shall mean those services described on Schedule A hereto, including any amendment(s) or exhibit(s) thereto, and any other services as agreed between the Parties as set forth below.

ARTICLE 2

SERVICES

            2.1       Statement of Purpose.  It is the intention of the Parties in entering into the Purchase Agreement and this Agreement to ensure a smooth transition from Seller to Buyer in the ownership and operation of the Business with the least disruption to the Business and to the remaining operations of Seller.  The Parties will cooperate with each other in this regard and, where possible and mutually desirable to do so, terminate the provision of Services hereunder at the earliest practicable date.

            2.2       Provision of Services.  Subject to and upon the terms and conditions set forth in this Agreement, beginning on the Closing Date, the Parties shall provide each other with the Services (each a "Scheduled Service" and collectively the "Scheduled Services") listed and described on Schedule A, for 180 days from and including the Closing Date (unless earlier terminated by the Parties pursuant hereto).  Schedule A shall also set forth the Parties' good faith estimate, if feasible, of the number of exempt and non-exempt man hours required to provide in full the benefits contemplated by each Scheduled Service. From time to time after the date hereof, the Parties may identify and mutually agree upon additional services to be provided to Recipient in accordance with the terms of this Agreement (each an "Additional Service" and collectively the "Additional Services") or changes to the terms of the existing Scheduled Services.  At such times, the Parties shall execute an amendment to Schedule A, in accordance with Section 7.9, listing and describing such Additional Service or such change to an existing Scheduled Service, as the case may be.  Any Additional Service reflected in such amendment to Schedule A shall be deemed a "Scheduled Service" as if set forth on Schedule A as of the date hereof.  In every case, all of the Services shall be provided in accordance with the terms, limitations and conditions set forth herein and on Schedule A (including any amendment to Schedule A, in the case of Additional Services).  The provider(s) of any Service is hereinafter referred to as the "Provider" and the receiver(s) of any Service is hereinafter referred to as the "Recipient."  The Parties recognize that certain Services performed by a Party in a given instance may actually be performed by Affiliates of such Person and accordingly, for purposes of this Agreement, references to a Party or to a Provider shall include its respective Affiliates.  All of the Services to be provided under this Agreement, including the Scheduled Services to be provided pursuant to Schedule A hereto, shall be provided free of charge.

2.3       Quality Level; Independent Contractor Status.  The Provider shall perform the Services exercising the same degree of care as it exercises in performing the same or similar services for its own account, with priority equal to that provided to its own business operations.  Nothing in this Agreement shall require the Provider to favor the business of the Recipient over its own business operations.  The Provider shall act under this Agreement solely as an independent contractor and not as an agent of the Recipient.  The Recipient agrees to use commercially reasonable efforts to transition use of the Services as soon as practically possible after the Closing Date.  The Recipient shall have no obligation to utilize any or all of the Services provided by the Provider in accordance with this Agreement; provided, however, that, in the event the Recipient elects not to use a particular Service, it shall promptly notify the Provider and the Provider shall have no further obligations hereunder with respect to such Service.

2.4       Use of Provider's Employees.  To the extent that the Provider uses its own employees in connection with the provision of any Services hereunder, the Provider may, in its discretion, replace, add, reduce or otherwise change the number and identity of the employees providing such Services at any time.  However, with respect to those employees identified in Schedule A hereto, a Provider may not replace, add, reduce or otherwise change the identity of the employee providing the Scheduled Services without the prior consent of the Recipient.  In the event that any third party agreement to which the Provider is a party is in conflict with the terms of this Agreement, the Provider shall promptly notify the Recipient of the nature and extent of such conflict.  Unless the Recipient thereafter agrees to indemnify the Provider for any breach or default under the third party agreement attributable to the provision of Services by the Provider under this Agreement, the Provider shall have no obligation to continue to provide such Services under this Agreement.

            2.5       Disclaimer of Warranty.  EXCEPT AS OTHERWISE PROVIDED HEREIN, THE SERVICES AND GOODS PROVIDED HEREUNDER ARE PROVIDED AS IS, WHERE IS, AND WITHOUT WARRANTY OF ANY KIND, INCLUDING WARRANTY OF MERCHANTIBILITY AND FITNESS FOR ANY PARTICULAR PURPOSE.

            2.6       Good Faith Cooperation.  The Parties shall use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of the Services.  Such cooperation shall include reasonable exchanging of information and providing necessary access to people, equipment and systems, and providing all consents, licenses, sublicenses or approvals necessary to permit each party to perform its obligations hereunder.  The Parties shall also cooperate in making information available as needed in the event of a tax audit, whether in the United States or any other country.  The obligation pursuant to this paragraph to cooperate in making information available as needed in the event of a tax audit shall survive the expiration of this Agreement.

            2.7       Consents.  Without limiting the foregoing, to the extent that any consents, licenses, sublicenses or approvals are necessary to permit a Provider to perform its obligations hereunder (each a "TSA Consent"), the Provider shall use its commercially reasonable efforts, and the Recipient shall cooperate with the Provider, to obtain each and every such TSA Consent after the Closing, and shall, for so long as the applicable Service continues to be provided, use their commercially reasonable efforts to provide the recipients the benefits of the Services.  Each Party shall bear its own expenses incurred in connection with obtaining such TSA Consents.

            2.8       Alternatives.  If a Provider reasonably believes it is unable to provide a Service because of a failure to obtain a necessary TSA Consent, the Parties shall cooperate to determine the best alternative approach.  Until such alternative approach is found or the problem otherwise resolved to the satisfaction of the Parties, the Provider shall use reasonable efforts to continue to provide such Service.  To the extent an agreed upon alternative approach requires payment above and beyond that which is the Provider's charge for the Service in question, the Parties shall share equally in making any such incremental payment unless they otherwise agree in writing.

ARTICLE 3

TERM

            3.1       General.  Unless otherwise agreed in writing by the Parties, the term of each Scheduled Service shall end at close of business on the 180th day after the Closing Date.  Notwithstanding the foregoing, the Recipient may cancel any Scheduled Service upon 3 business days' prior written notice, subject to the requirement that the Recipient pay to the Provider the actual out-of-pocket costs associated with such cancellation.

            3.2       Actions on Termination.  Upon the termination of a Scheduled Service or Scheduled Services with respect to which the Provider holds books, records, files or any other documents owned by the Recipient, the Provider will return all of such books, records, files and any other documents to the Recipient as soon as reasonably practicable.  The Recipient shall bear the Provider's reasonable costs and expenses associated with the return of such documents.  In addition, upon the termination of any of the Scheduled Services which involved the compilation of data on the Provider's computer systems, the Provider shall, as soon as reasonably practicable, deliver to the Recipient on magnetic media in readable format mutually acceptable to the Parties, which format shall be capable of being read by a computer mutually acceptable to the Parties, all data files maintained by the Provider to the extent that they contain information related to the Business, together with printed file descriptions sufficient to identify such data files and their contents and structure.  The Parties shall use their good faith efforts at the termination of this Agreement or cancellation of any specific Scheduled Service, to ensure that all copies of user identifications and passwords that provide any Party with access to another Party's premises or equipment are canceled or destroyed.

            3.3       Termination.     No Provider shall be required to make any Scheduled Services available under this Agreement after the 180th day after the Closing Date.  This Agreement may be terminated, in whole or in part, at any time (i) by mutual consent of the Parties or (ii) on or after the 181th day after Closing, by any Party upon written notice to the other Party.

ARTICLE 4

FORCE MAJEURE/MAINTENANCE

            4.1       Force Majeure.  The Provider shall not be liable for any interruption of Service, delay or failure to perform under this Agreement when such interruption, delay or failure results from causes beyond its reasonable control (provided that the Provider has used its commercially reasonable efforts to avoid such interruption, delay or failure) or from any act or failure to act of the Recipient, or as the result of strikes, lock-outs or other labor difficulties; acts of any government, riot, insurrection or other hostilities; embargo, fuel or energy shortage, fire, flood, acts of God, wrecks or transportation delays; or inability to obtain necessary labor, materials or utilities.  In such event, the Provider's obligations hereunder shall be postponed for such time as its performance is suspended or delayed on account thereof.  The Provider will promptly notify the Recipient, either orally or in writing, upon learning of the occurrence or pendency of such event of force majeure.  The Provider shall have the right to establish priorities, in its sole reasonable discretion, as between the Provider and the Recipient, as to the provision of the Services in the event of a force majeure.

            4.2       Maintenance of Facilities.  The Provider shall have the right to shut down temporarily the operation of any facilities providing any Service whenever in its judgment such action is necessary for purposes of maintenance or installation of upgrades or new or additional services, facilities or software.  The Provider shall give the Recipient as much advance notice of any such shut-down as is reasonably practicable.  Where feasible, this notice shall be given in writing.  Where written notice is not feasible, oral notice shall be given and promptly confirmed in writing.  In the event such shut-down is non-scheduled because it relates to an emergency, the Recipient shall be notified that a shut-down has occurred or will occur as soon as reasonable practicable.  The Provider shall be relieved of its obligations to provide Services during the period that their facilities are so shut down but shall use reasonable efforts to minimize each period of shut-down for such purpose.

            4.3       Resumption of Services.  If the Provider is prevented from fulfilling any obligation hereunder due to an event described in Section 4.1 or 4.2, the Provider shall resume performance under this Agreement immediately after the delaying cause ceases.

ARTICLE 5

LIABILITIES

            5.1       Limitation of Liability.  The Recipient agrees that neither the Provider nor its officers, directors, stockholders, partners, members, managers, employees, Affiliates, agents or representatives (collectively, the "Provider Parties") shall have any liability to the Recipient or its officers, directors, stockholders, partners, members, managers, employees, Affiliates, agents or representatives (collectively, the "Recipient Parties") with respect to this Agreement or anything done in connection herewith, including but not limited to the performance or breach hereof, or from the sale, delivery, provision or use of any Service or documentation or data provided under or covered by this Agreement, whether in contract, tort (including negligence or strict liability) or otherwise, except for any liability for losses, claims, damages, or expenses incurred by the Recipient Parties as a result of the willful misconduct or gross negligence of the Provider. Notwithstanding the foregoing, the PROVIDER Parties shall not be liable under any circumstances for any special, indirect, incidental or consequential damages whatsoever OR ANY LOST PROFITS, which in any way MAY arise out of or relate to this Agreement or the provision of or failure to provide any Service hereunder by THE PROVIDER.

ARTICLE 6

CONFIDENTIALITY

6.1       Obligation.        Each of Seller and Buyer shall, and shall cause their respective Affiliates to, consistent with their respective policies with respect to the preservation and disclosure of confidential information concerning itself and its Affiliates, keep confidential and, without the prior written consent of the Party to whom the information relates, not to disclose to any Person any information obtained relating to the subject matter or performance of this Agreement; provided that Seller, Buyer and their respective Affiliates may each disclose such information (i) to their Affiliates, attorneys, accountants and financial advisors for any purpose reasonably related to the purposes of this Agreement, (ii) to any third party in connection with a legitimate business purpose (including, but not limited to, sources of finance) as is reasonably determined by the disclosing party to be necessary, so long as such Persons are informed by the disclosing party of the confidential nature of such information and are directed by such party to treat such information confidentially and (iii) as is required to be disclosed by law or legal process.  Such confidentiality obligations shall not apply to information (x) acquired from a third party who is not bound by an obligation of confidentiality with the Party to whom the information relates or (y) which is or becomes within the public domain (otherwise than through the fault of the recipient party).

6.2       Effectiveness.  The foregoing obligation of confidentiality shall be in effect during the term of this Agreement and any extensions thereof and for a period of 5 years after the termination or expiration of this Agreement.

ARTICLE 7

MISCELLANEOUS

            7.1       Notices.  Any notice, request, instruction, consent or other document to be given hereunder by any Party hereto to another Party shall be given in the same manner and to the same Persons provided in Section 13.01 of the Purchase Agreement.

7.2       Waiver.  Any of the terms or conditions of this Agreement may be waived in writing at any time by the Party which is entitled to the benefits thereof.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of such provision at any time in the future or a waiver of any other provision hereof.

7.3       Successors and Assignment.  This Agreement shall be binding and shall inure to the benefit of the Parties hereto and their respective successors and assigns.  No Party may assign any of its rights or duties pursuant to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld.  Notwithstanding the foregoing, (i) Buyer may assign (whether by operation of law or otherwise) its rights and obligations under this Agreement to any Affiliate of such Party and (ii) either Party may assign (whether by operation of law or otherwise) its obligations under this Agreement to any Person acquiring substantially all of the assets of the business unit or division to which any of the Services relate; provided that if such assignment is to a competitor of the other Party hereto, then such assignment shall require the prior written consent of the such Party, which consent shall not be unreasonably withheld.

7.4       Enforceability.  If any provision of this Agreement as applied to any Party or to any circumstance shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement.  The Parties intend this Agreement to be enforced as written.  If any such provision, or part thereof, however, is held to be unenforceable because of the duration thereof or the area covered thereby, the Parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete the specific words or phrases, and in its amended form such provision shall then be enforceable and shall be enforced.  If any provision of this Agreement shall otherwise finally be determined to be unlawful, then such provision shall be deemed to be severed from this Agreement and every other provision of this Agreement shall remain in full force and effect.

7.5       No Third-Party Beneficiaries or Right to Rely.  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended to or shall create for or grant to any third party any rights.

7.6       Counterparts.  This Agreement may be executed in more than one counterpart, each of which shall for all purposes be deemed to be an original and all of which shall constitute one and the same agreement.  A signature to this Agreement delivered by telecopy or other commercially reasonable electronic means shall be deemed valid.

7.7       Governing Law.  This Agreement shall be governed by and in construed in accordance with the law of the State of New York.

7.8       Dispute Resolution.  The Parties agree that any disagreement, dispute, controversy claim, including legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, shall be subject exclusively to the procedures set forth in Section 13.07 of the Purchase Agreement.

7.9       Entire Agreement; Amendment.  This Agreement, the other Transaction Agreements (as defined in the Purchase Agreement), and all schedules and exhibits hereto and thereto constitute the sole understanding of the Parties with respect to the matters contemplated hereby and thereby and supersede and render null and void all other prior agreements and understandings between the Parties with respect to such matters.  In the event of a conflict between the terms and conditions set forth in this Agreement and the terms and conditions of the Purchase Agreement, or the interpretation and application thereof, the terms and conditions set forth in the Purchase Agreement shall prevail, govern and control in all aspects. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Party against whom such would apply.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each Party by its duly authorized officer has caused this Transition Services Agreement to be executed as of the date first written above.

TRIPOS, INC.

By:

Name:

Title:

TRIPOS (CAYMAN) LP

By:

Name:

Title:

[SIGNATURE PAGE TO THE TRANSITION SERVICES AGREEMENT]

Schedule A

Services

EXHIBIT E

SOFTWARE LICENSE AGREEMENT

 1.        LICENSE GRANT.

Tripos (Cayman) LP ("BuyerCo") located at 456 Montgomery Street, 19th Floor, San Francisco, California, 94104  hereby grants, effective as of the date executed by both parties below, to Tripos Discovery Research Ltd, located at _____________________ and its affiliates ("Licensee") a non-exclusive license to use the Licensed Software and Documentation on the terms and conditions set forth below.

2.        DEFINITIONS.

"Agreement" means this Software License Agreement and Exhibits A, B and C incorporated into this Agreement by reference.

"Affiliates" means any corporation or other legal entity owning directly or indirectly, fifty percent (50%) or more of the voting capital shares or similar voting securities of Licensee; or any corporation or other legal entity of which fifty percent (50%) or more of the voting capital shares or similar voting rights are owned, directly or indirectly, by Licensee.

"APA" means the Asset Purchase Agreement, dated as of November 19, 2006 between Tripos, Inc. and BuyerCo.

"Documentation" means user guides, documentation binders, release notes, installation guides, and other written materials related to the Licensed Software whether in written, magnetic, or other form, and all copies thereof.

"Designated Site" shall mean Licensee-owned or solely controlled physical site(s).

"Exhibit A" means the Exhibit A attached to this Agreement.

"Exhibit B" means the Exhibit B attached to this Agreement.

"Exhibit C" means the Source Code Addendum attached to this Agreement.

"Instrumentation Software" means the software for auto-interpretation of analytical results related to lab instrumentation, referenced in Section 2.02(g) of the Seller's Disclosure Schedule to the APA.

"Licensed Software" means the BuyerCo computer program(s) or functionality listed on Exhibit B in binary code form and, subject to the provisions of the Source Code License Addendum, in source code form, including updates, enhancements, translations, modifications and derivatives thereof as may be supplied voluntarily by BuyerCo to Licensee during the term of the Agreement.

"Licensee's Business" means the therapeutic or similar natural science research business, none of which shall consist of or include 1) any software development for commercialization, licensing, or any market dissemination purposes; or 2) providing data processing services to, or software development for, any third party; provided, however, that such data processing restriction shall not preclude Licensee from offering design activity as a component of its therapeutic or other natural science research projects.

"Source Code Addendum" means the addendum attached hereto as Exhibit C specifying additional terms and Licensee obligations applicable related to designated BuyerCo source code that is provided to Licensee in accordance therewith.

"Term" means the period specified in Exhibit B.

All capitalized terms used in this Agreement without definition have the meanings attributed to them in the APA.

3.            USAGE.

                (a)                                                    Licensee may use the Licensed Software in binary code form at the Designated Site(s), including on a computer network connecting any such sites, during the Term, only as set forth herein and on Exhibit B, only for Licensee's Business.

               (b)                        Licensee may not: (i) rent, loan, transfer or sublicense the Licensed Software or Documentation or any portion thereof; (ii) make copies or translations of the Licensed Software or Documentation (except that Licensee may make a back-up copy of the Licensed Software for archive purposes and may prepare electronic copies as minimally necessary solely for internal use by Licensee); provided, however, that all such copies shall contain the copyright, trade secret or proprietary notices as included on the original Licensed Software supplied hereunder; a) reverse engineer, de-compile, or disassemble the Licensed Software, b) create from the Licensed Software any work, whether in tangible or intangible form, that constitutes a "derivative work" within the meaning of the definition set forth in Section 101 of the U.S. Copyright Act except as expressly permitted by Exhibit C; (c) allow access to the Licensed Software to anyone except its employees and consultants who have been properly bound in writing consistent with the terms hereof for use only for Licensee's purpose as authorized in this Agreement; d) except as allowed in Section 1)c), communicate or reveal the Licensed Software or Documentation to any third party; or e) use the Licensed Software or Documentation for any purpose other than as specified in Section 3(a) or Exhibit C.  Such restrictions shall include, but not be limited to, the publication by Licensee to third parties of any benchmarking results related to the Licensed Software, and the dissemination by Licensee of any information derived from its use of the Licensed Software, either in the form of structural listings or as actual physical compounds to anyone not a party to this Agreement; provided however that BuyerCo hereby gives its consent to the Licensee to allow it to disseminate such information as is necessary for its collaborative, scientific publication and patent application purposes specific to its therapeutic and similar natural science research business.

                (c)                                                    Prior to disposing of any equipment on which the Licensed Software has been installed, software media (e.g. disks or backup records) or other similar apparatus, Licensee shall ensure that any Licensed Software contained on such media or stored in such apparatus has been erased or destroyed.

               (d)                                                    Trade name or trademarks used with the Licensed Software may not be used, distributed, sold, sub-licensed, or otherwise referenced or made available or transferred, in whole or in part, to any third party without the prior written consent of BuyerCo.  Licensee shall not remove or alter any legends, copyright or trade secret notices from Licensed Software or Documentation.

4.            TRADEMARK LICENSE.

                (a)                                                    BuyerCo hereby grants to Licensee an exclusive, non-transferable, non-sublicenseable, royalty free license to use the TRIPOS DISCOVERY RESEARCH mark and the domain names set forth on Exhibit A (the "Licensed Marks"), solely in connection with the conduct of Licensee's business and solely in the form of the trade names and domain names set forth on Exhibit A, during the period beginning on the Closing Date and ending on the date twelve (12) months thereafter (the "Trademark License Term").  BuyerCo hereby covenants and agrees that it shall not, at any time during the Trademark License Term or after the expiration thereof, use or authorize any third party to use any of the Licensed Marks under any circumstances, except for the limited purpose of responding to inquiries about Licensee.

               (b)                                                    Licensee shall use the Licensed Marks only as set forth in this Agreement.  All services performed under the Licensed Marks and all goods to which the Licensed Marks are applied shall at all times be in compliance with all applicable laws and regulations, and such services performed or goods supplied shall in each case be effected in a manner so as not to bring discredit upon the Licensed Marks.  BuyerCo shall have the right to inspect any designation, document or other media including any promotional or marketing material, and any facilities or records, used or maintained by Licensee in connection with the performance of any services or supply of goods under the Licensed Marks.  All goodwill associated with use of the Licensed Marks by Licensee inures to the benefit of BuyerCo.  Licensee shall not, (i) challenge the validity or ownership of the Licensed Marks or any other Licensed Marks of BuyerCo or claim adversely or assist in any claim adverse to BuyerCo concerning any right, title or interest in the Licensed Marks, (ii) do or permit any act which may directly or indirectly impair or prejudice BuyerCo's title to the Licensed Marks or be detrimental to the reputation and goodwill of BuyerCo, including any act which might assist or give rise to any application to remove or de-register any of the Licensed Marks or other Licensed Marks of BuyerCo, or (iii) register or use or attempt to register or to use any trademark, design, company name, trade name, URL or domain name which may comprise or include the name "Tripos" or any name which is confusingly similar to "Tripos" except as expressly permitted by this Agreement. Neither this Agreement nor its performance confer on Licensee any right with respect to the name "Tripos" other than those rights to the Licensed Marks expressly granted pursuant to this Agreement. Upon expiration of the Trademark License Term or termination of this Agreement, Licensee shall cease using the Licensed Marks and any trademark, design, company name, trade name, URL or domain name which may comprise or include the name "Tripos" or any name which is confusingly similar to "Tripos" in any form.

5.            CROSS-LICENSE TO BUYERCO.

                (a)                                                    Licensee grants to BuyerCo a nonexclusive, worldwide, irrevocable, perpetual, freely transferable, royalty-free license, under any patents and patent applications included in the Excluded Assets that relate to software and/or software applications, to make, have made, use, import, sell and offer for sale, license, distribute and otherwise transfer software and/or software applications and services performed with the use of software and/or software applications.

               (b)                                                     Licensee grants to BuyerCo a nonexclusive, worldwide, irrevocable, perpetual, freely transferable, royalty-free license, under the Instrumentation Software, in source and object code form, to make, have made, use, import, sell and offer for sale, license, distribute and otherwise transfer products and services that result from use of the Instrumentation Software, solely to the extent Licensee is entitled to grant such license rights; provided, however, that nothing herein is intended to authorize BuyerCo to sell, offer for sale, license, distribute or otherwise transfer the Instrumentation Software in source or object code form.  On the Closing Date or as soon as possible thereafter, Licensee shall deliver copies of the most recent versions of such software to BuyerCo.  Licensee and BuyerCo shall cooperate to facilitate an effective and timely delivery.

                (c)                                                    LICENSEE EXPRESSLY DISCLAIMS ANY WARRANTY TO BUYERCO THAT ANY EXERCISE OF THE RIGHTS GRANTED IN SECTION 4(a) BY BUYERCO OR ANY TRANSFEREE WILL NOT INFRINGE ANY PROPRIETARY RIGHTS OF ANY THIRD PARTY.  THE INSTRUMENTATION SOFTWARE IS PROVIDED ON AN "AS IS" BASIS WITHOUT WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS AND IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, DATA ACCURACY, SYSTEMS INTEGRATION AND NONINFRINGEMENT.  BUYERCO EXPRESSLY ACKNOWLEDGES THAT BECAUSE OF THE COMPLEX NATURE OF COMPUTER SOFTWARE, LICENSEE CANNOT AND DOES NOT WARRANT THAT THE OPERATION OF THE INSTRUMENTATION SOFTWARE WILL BE WITHOUT INTERRUPTION OR ERROR-FREE.

6.            TERMINATION/DEFAULT.

                (a)                                                    This Agreement shall be effective when signed by both parties hereto and is for the Term(s) specified in Exhibit B to this Agreement.  Selected portions of the Licensed Software are managed by a license management system with keys issued annually.  At any point that the Agreement terminates, the keys for the successive one-year period not be re-activated, and as of the date on which the license period expires, Licensee shall not be able to operate the Software or access any Licensee data which is accessible only through use of the Software.

               (b)                                                    This Agreement shall terminate at any time during the Term upon occurrence of the failure of Licensee to observe or perform any of the material covenants, terms and conditions of this Agreement where such non-performance is not fully remedied by Licensee within thirty (30) days after written notice by BuyerCo.

                (c)                                                    Termination of this Agreement under this Section 6 shall be in addition to, and not be a waiver of, any remedy at law or in equity.  In the event of any termination, (i) Licensee shall immediately cease to use, and return all Licensed Software and Documentation to BuyerCo, shall destroy the intangible or electronic copies thereof and shall also certify in writing that all such steps have been taken, and that all use of the Licensed Software, and Documentation in whatever form, has been permanently discontinued, and (ii) BuyerCo shall immediately cease to use, and return the Instrumentation Software to Licensee, shall destroy the intangible or electronic copies thereof and shall also certify in writing that all such steps have been taken, and that all use of the Instrumentation Software has been permanently discontinued.

7.            NO WARRANTIES.

THE LICENSED SOFTWARE IS PROVIDED ON AN "AS IS" BASIS WITHOUT WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS AND IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, DATA ACCURACY, SYSTEMS INTEGRATION AND NONINFRINGEMENT.  FOR THE FURTHER PURPOSE OF CLARIFICATION, BUYERCO DOES NOT WARRANT THAT LINUX VERSIONS OF THE LICENSED SOFTWARE ARE FULLY INTEROPERABLE WITH ANY UNIX VERSIONS OF THE LICENSED SOFTWARE THAT MAY BE PROVIDED HEREUNDER OR THAT LICENSEE WILL NOT SUFFER ANY DATA LOSS IN ATTEMPTED CROSS-VERSION TRANSACTIONS.  LICENSEE EXPRESSLY ACKNOWLEDGES THAT BECAUSE OF THE COMPLEX NATURE OF COMPUTER SOFTWARE, BUYERCO CANNOT AND DOES NOT WARRANT THAT THE OPERATION OF THE LICENSED SOFTWARE WILL BE WITHOUT INTERRUPTION OR ERROR-FREE OR THAT THE LICENSED SOFTWARE IS COMPATIBLE WITH ALL GRAPHICS CARDS AND OTHER GRAPHICS COMPONENTS THAT LICENSEE MAY SELECT FOR INCLUSION IN LICENSEE'S PROCESSING ENVIRONMENT.

8.            INDEMNIFICATION.

                (a)                                                    Licensee shall, at its own expense, defend or at its option settle any claim, suit or proceeding brought against BuyerCo as a result of Licensee's use of the Licensed Software pursuant to the terms of this Agreement, other than any claim, suit or proceeding brought against BuyerCo as a result of infringement of any United States patent, trademark, trade secret, or copyright of any third party (except for any claim, suit or proceeding for the infringement of any propriety rights based on the i) usage of other than the then latest release of the Licensed Software from BuyerCo, if such infringement could have been avoided by the usage of the latest release of Licensed Software, or ii) usage or combination of the Licensed Software with software or other materials not manufactured by BuyerCo if such infringement could have been avoided without such use or combination), by virtue of Licensee's use of any of the Licensed Software pursuant to the terms of this Agreement.  Licensee shall indemnify BuyerCo against any costs, expenses or damages finally awarded in such action, provided that BuyerCo promptly notifies Licensee in writing of the action and provided, further, that BuyerCo permits Licensee full authority to defend or settle the action and cooperates and provides all available information, assistance and authority to enable Licensee to do so.

               (b)                                                    BuyerCo shall, at its own expense, defend or at its option settle any claim, suit or proceeding brought against Licensee as a result of BuyerCo's use of the Instrumentation Software pursuant to the terms of this Agreement, other than any claim, suit or proceeding brought against Licensee as a result of infringement of any United States patent, trademark, trade secret, or copyright of any third party (except for any claim, suit or proceeding for the infringement of any propriety rights based on the i) usage of other than the then latest release of the Instrumentation Software from Licensee, if such infringement could have been avoided by the usage of the latest release of Instrumentation Software, or ii) usage or combination of the Instrumentation Software with software or other materials not provided by Licensee if such infringement could have been avoided without such use or combination), by virtue of BuyerCo's use of the Instrumentation Software pursuant to the terms of this Agreement.  BuyerCo shall indemnify Licensee against any costs, expenses or damages finally awarded in such action, provided that Licensee promptly notifies BuyerCo in writing of the action and provided, further, that Licensee permits BuyerCo full authority to defend or settle the action and cooperates and provides all available information, assistance and authority to enable BuyerCo to do so.

9.            LIMITATION OF LIABILITY.

                (a)                                                    IN NO EVENT WILL BUYERCO OR ITS SUPPLIERS BE LIABLE FOR ANY LOSS OF REVENUES, PROFITS, OTHER ECONOMIC LOSS OR GOODWILL OR OTHER INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OF ANY KIND, RESULTING FROM ITS PERFORMANCE OR FAILURE TO PERFORM PURSUANT TO THE TERMS OF THIS AGREEMENT OR ANY OF THE ATTACHMENTS HERETO, OR RESULTING FROM THE FURNISHING, PERFORMANCE, DELAY IN DELIVERY, OR USE OR LOSS OF USE OF ANY LICENSED SOFTWARE OR OTHER MATERIALS DELIVERED TO LICENSEE HEREUNDER, WHETHER RESULTING FROM BREACH OF CONTRACT, BREACH OF WARRANTY, OR TORT, INCLUDING NEGLIGENCE, EVEN IF BUYERCO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  BUYERCO AND ITS SUPPLIERS' AGGREGATE LIABILITY TO LICENSEE UNDER THIS AGREEMENT RESULTING FROM BREACH OF CONTRACT, BREACH OF WARRANTY, AND TORT, INCLUDING NEGLIGENCE, SHALL BE LIMITED TO THE FEES ACTUALLY PAID BY LICENSEE TO BUYERCO FOR THE SPECIFIC COMPUTER PROGRAM(S) LISTED ON EXHIBIT B OUT OF WHICH THE LIABILITY AROSE, OR, IF NO FEE HAS BEEN PAID, TO THE THEN-CURRENT COMMERCIAL FEE FOR THE RESPECTIVE COMPUTER PROGRAM.

               (b)                                                    IN NO EVENT WILL LICENSEE OR ITS SUPPLIERS BE LIABLE FOR ANY LOSS OF REVENUES, PROFITS, OTHER ECONOMIC LOSS OR GOODWILL OR OTHER INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OF ANY KIND, RESULTING FROM THE FURNISHING, PERFORMANCE, DELAY IN DELIVERY, OR USE OR LOSS OF USE OF THE INSTRUMENTATION SOFTWARE, WHETHER RESULTING FROM BREACH OF CONTRACT, BREACH OF WARRANTY, OR TORT, INCLUDING NEGLIGENCE, EVEN IF LICENSEE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  LICENSEE'S AND ITS SUPPLIERS' AGGREGATE LIABILITY TO BUYERCO UNDER THIS AGREEMENT RESULTING FROM THE FURNISHING, PERFORMANCE, DELAY IN DELIVERY, OR USE OR LOSS OF USE OF THE INSTRUMENTATION SOFTWARE, WHETHER RESULTING FROM BREACH OF CONTRACT, BREACH OF WARRANTY, OR TORT, INCLUDING NEGLIGENCE, SHALL BE LIMITED TO THE FEES ACTUALLY PAID BY BUYERCO FOR THE INSTRUMENTATION SOFTWARE, OR, IF NO FEE HAS BEEN PAID, TO THE THEN-CURRENT COMMERCIAL FEE FOR THE INSTRUMENTATION SOFTWARE.

10.            TITLE, PAYMENTS AND TAXES.

Title to the Licensed Software and any copies thereof, including all copies of the Documentation whether in electronic, or printed form and all proprietary rights therein shall at all times remain with BuyerCo or its suppliers.  Title to the Instrumentation Software and any copies thereof and all proprietary rights therein shall at all times remain with Licensee or its suppliers.  No license fee shall apply to the Licensed Software or the Instrumentation Software; provided however that to the extent that any third party royalty amounts are due related to the Licensed Software, Licensee shall pay such amounts annually, calculated based on the then-current annual commercial limited term license fee basis, to BuyerCo thirty (30) days upon invoice from BuyerCo, which shall be thirty (30) days prior to the beginning of each annual period hereunder.  Re-export of Licensed Software shall require the express, written consent of BuyerCo, and re-export of Instrumentation Software shall require the express, written consent of Licensee.  Licensee shall pay to or reimburse BuyerCo for all taxes, however designated (except BuyerCo income taxes), arising out of the Licensed Software and the Documentation, and BuyerCo shall pay to or reimburse Licensee for all taxes, however designated (except Licensee income taxes), arising out of the Instrumentation Software.

11.            MISCELLANEOUS.

                (a)                                                    The validity and performance of this Agreement shall be governed by the laws of the State of Missouri USA, and the parties hereby exclude the applicability of the United Nations Convention on Contracts for the International Sale of Goods.  All disputes shall be resolved by binding arbitration in St. Louis, Missouri, USA according to the rules of the American Arbitration Association.

               (b)                                                    This Agreement and the rights and obligations under this Agreement are not transferable or assignable by Licensee without the prior written consent of BuyerCo except to a person or entity (i) which does not , either directly or indirectly or solely or jointly with others, sell and/or distribute discovery informatics software to the pharmaceutical industry and (ii) which acquires, whether by sale, merger or otherwise, all or substantially all of (A) Licensee or (B) the assets of Licensee.

                (c)                                                    This Agreement together with Exhibits A, B and C, and mutually designated Appendices that may be attached hereto constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all other communications written or verbal.  Any modification to this Agreement must be specified and agreed to in writing by both parties.

               (d)                                                    If CONCORD is a Licensed Software module hereunder: Licensee hereby acknowledges and agrees that the computer program known as "Concord" ("Software"), which permits users to generate three-dimensional approximate molecular structures, has been developed by the University of Texas (the "University").  The University claims all right, title and interest in and to CONCORD, including to the CONCORD's structural and chemical representation formats.  The University makes no claim to any rights or interest in any chemical information Licensee may process with CONCORD.  Licensee is granted, and hereby accepts, a license to use CONCORD and its output formats, and derivatives thereof, solely for Licensee's own internal research and/or educational purposes and, as minimally necessary, to include the output thereof in any patent applications filed by or on behalf of Licensee or in Licensee's related scientific articles.  Licensee may not use CONCORD or its output and representations for purposes of building an identifiable collection or database for subsequent distribution to third parties except as may be minimally and reasonably necessary related to its patent and scientific publication activities.  LICENSEE RELEASES THE UNIVERSITY, ITS SUPPLIERS, AND BUYERCO FROM ANY AND ALL LIABILITY ARISING OUT OF OR IN CONNECTION WITH LICENSEE'S IMPROPER OR UNAUTHORIZED USE OF CONCORD OR OF ANY STRUCTURAL AND CHEMICAL REPRESENTATION OUTPUT AND/OR FORMATS OF CONCORD.

                (e)                                                    All notices and demands hereunder must be in writing and sent by personal delivery, first‑class mail, return receipt requested, confirmed facsimile transmission or nationally or internationally recognized express courier service to the address of the receiving party set forth in this Agreement (or at such different address as may be designated by such party by written notice to the other party).  Notices or demands sent by personal delivery shall be effective upon delivery.  Notices sent by mail, facsimile transmission or courier shall be effective upon the date of receipt as evidenced by the return receipt.

                 (f)                                                    If any term of this Agreement is held to be unenforceable by a court of competent jurisdiction, then such court may substitute the unenforceable term with an enforceable provision which most nearly affects the parties' intent in entering into this Agreement as reflected in the unenforceable provision.  If the foregoing is not possible under applicable law, then the unenforceable provision shall be deleted and the validity or enforceability of the remainder of this Agreement shall not be affected.

IN WITNESS WHEREOF, the parties have caused this License Agreement to be executed by their undersigned duly authorized representatives on the respective dates set forth below.

LICENSEE:	TRIPOS (CAYMAN) LP

Signature Date	Signature Date

Printed or type name	Printed or type name

Title (duly authorized)	Title (duly authorized)

Telephone Number	Telephone Number

[SIGNATURE PAGE TO THE SOFTWARE LICENSE AGREEMENT]

EXHIBIT A

TRADE NAMES

TRIPOS DISCOVERY RESEARCH

DOMAIN NAMES

triposdiscoveryresearch.com

triposdiscoveryresearch.co.uk

triposreceptorresearch.com

triposreceptorresearch.co.uk

A-1

EXHIBIT B

This Exhibit is a part of and must be read in conjunction with that certain TERM SOFTWARE LICENSE AGREEMENT between Tripos (Cayman) LP ("BuyerCo") and Tripos Discovery Research LTD and its affiliates ("Licensee").  To the extent there is a conflict between the license terms of the Master Agreement and the terms for Licensed Software listed on this Exhibit, the terms of this Exhibit shall apply.

1.            Licensed Software: For an unlimited number of users at the Designated Site(s)

ChemSpace with DBTop, including source code

BuyerCo ChemCore components, with selected portions of non-UNITY source code as necessary for Licensee to maintain the system for its internal chemical information tracking system purposes

TopCoMFA, with Tripos-selected source

AllChem (in both development and released versions)

SYBYL Base Pkg: SYBYL Base, CONCORD Sketch, Molcad, Advanced Computation

Hypothesis Pkg: GALAHAD, Tuplets, GASP, DISCOtech, Leapfrog, Distill

QSAR Pkg: HQSAR, QSAR, AMPAC, Advanced CoMFA

Biopolymer Pkg:   Biopolymer Composer, Genefold, ProTable, MatchMaker, SiteID, ORCHESTRAR, FUGUE

Structure-Based Design: Surflex-Dock, Surflex-Dock Extra Eng, C-Score, RACHEL

Combinatorial Pkg: CLM-Legion, 3D_Option, Selector, DiverseSolutions

ChemInfo Pkg:   UNITY Base, UNITY 3D, UNITY Extra Eng., CONCORD, StereoPlex, HiVol

Tools:   PowerCONCORD, Confort, Confort 3D Opt, MM3, Hint, EA-Inventor, Protoplex, Savol, OptDesign, ZAP, Surflex-Sim, Surflex-Sim Extra Eng., XtraNet

Benchware 3D Explorer

Benchware HTS Data Minter and HQSAR

Benchware Notebook

+ Such Licensed Software may include, without limitation, portions of software code proprietary to third parties who are the owners and/or copyright holders of such software.  All such software is sublicensed to Licensee under this Agreement.

B-1

2.            Term:  Perpetual

LICENSEE:	TRIPOS (CAYMAN) LP

Signature Date	Signature Date

Printed or type name	Printed or Typed Name

Title (duly authorized)	Title (duly authorized)

Telephone Number	Telephone Number

[SIGNATURE PAGE TO EXHIBIT B TO THE SOFTWARE LICENSE AGREEMENT]

B-2

EXHIBIT C

SOURCE CODE LICENSE ADDENDUM

This Source Code License Addendum ("Addendum") is for the provision of certain BuyerCo confidential and proprietary Source Code for the Licensed Software designated on Exhibit B.  For purposes hereof, the term "Source Code" means the human-readable code for the Licensed Software in the form actually used by BuyerCo for modification and maintenance of the Licensed Software.

            1.         License.  Subject to the terms and conditions set forth in this Addendum, Licensee may (a) install the Source Code on the minimally necessary number of CPU's at Licensee's Designated Site(s), and (b) permit use of the Source Code an as-needed basis by such minimally necessary number of Licensee's employees who are approved by Licensee's Research Director, Project Manager, or person of comparable authority, for the limited purposes of (i) correcting any failure by the Licensed Software to operate in accordance with BuyerCo's published specifications for the Licensed Software, and (ii) modifying the Licensed Software as necessary for compatibility with any other product with which Licensee wishes to use the Licensed Software, solely for purposes of supporting Licensee's internal use of the License Software as further specified in Section 3(a) of the Agreement.  Licensee is expressly prohibited from transferring, networking, displaying or distributing the Source Code.  Each electronic and printed version of the Source Code shall at all times display the following BuyerCo proprietary notices and Licensee shall not delete any other BuyerCo proprietary markings:

© [designated year(s)], Tripos (Cayman) LP

All rights reserved.

This material contains confidential and proprietary information of Tripos (Cayman) LP.  Use of a copyright notice is precautionary only and does not imply publication or disclosure.

            2.         Confidential Information.  Licensee acknowledges that the Source Code (including any updates thereto as may be provided voluntarily by BuyerCo) and all modifications and/or derivative works thereof that may be prepared by Licensee are unpublished confidential and proprietary BuyerCo information, that BuyerCo does not convey to Licensee, by this Addendum or otherwise, any right in or to the same, except as expressly set forth in Section 0 hereof.  Licensee hereby assigns to BuyerCo all rights, title and interest, including intellectual property rights, that Licensee or any of its employees may have or acquire in and to all modifications to, or derivative works based on, the Licensed Software, and Licensee agrees to disclose each such modification or derivative work promptly to BuyerCo and to execute specific assignments and take any action necessary to enable BuyerCo to secure patents, copyrights or otherwise secure its intellectual property rights in such modifications and derivative works.  Licensee shall require that each Licensee employee who is granted access to the Source Code shall acknowledge in writing that the Source Code is confidential and proprietary to BuyerCo; that BuyerCo retains all rights thereto, and that the Source Code shall be used solely for purposes expressly authorized by this Addendum.  Licensee agrees, and shall require that all said agreements for confidentiality by Licensee employees shall specify that the confidentiality obligations set forth herein shall survive any termination of this Addendum for a minimum of twenty years.  Licensee's subsequent use of any modifications of or derivative works of the Licensed Software that are based on any modification of the Source Code by Licensee or its employees shall be in accordance with the terms and conditions of the Software License Agreement to which this Addendum is attached.

            3.         Exceptions.  The provisions of confidentiality set forth in Section 0 shall not apply to the following:

               (1)                        information which is in the public knowledge at the time of disclosure;

               (2)                        information which becomes part of the public knowledge after disclosure by BuyerCo;

               (3)                        information which was in Licensee's rightful possession at the time of disclosure and which was not acquired from BuyerCo;

               (4)                        information rightfully received from third parties entitled to disclose such information;

               (5)                        information independently developed by Licensee personnel who have not had access to the Source Code or any information about the Source Code.

            4.         Recovery.  Should any breach of Licensee's confidentiality obligations set forth in this Addendum occur, Licensee will make every reasonable effort (including, in its judgment, legal options) to recover the information and to seek prosecution of the responsible individual(s).

            5.         Injunctive Relief.  Licensee acknowledges that BuyerCo would have no adequate remedy at law for any unauthorized use or disclosure of the Source Code, since the harm caused by such breach could not easily be measured and compensated for in the form of damages, and Licensee hereby waives its right to contest any equitable relief sought by BuyerCo, though not Licensee's right to contest the question of whether a breach has occurred.  The parties agree and stipulate that BuyerCo shall be entitled to such injunctive relief without posting a bond or other security; provided however that if the posting of a bond is a prerequisite to obtaining injunctive relief, then a bond in the amount of $1000 shall be sufficient.

            6.         Return of Confidential Information.  Except as may be otherwise specified herein, within thirty (30) days after termination of this Addendum for any reason or immediately in the event that such termination is due to the material uncured breach of this Addendum or the Agreement, LICENSEE shall return all Source Code to BuyerCo.  If BuyerCo has reason to believe that the confidentiality required hereunder is or may be in jeopardy, BuyerCo may terminate this Addendum with ten (10) days written notice.  In such event, Licensee agrees to immediately return the Source Code to BuyerCo.  Upon termination, Licensee shall be allowed continued use of the Licensed Software in binary code form in accordance with the License Agreement to which this Addendum is attached, until the Agreement expires or is terminated.

            7.         Certification of Compliance.  Immediately after the Source Code has been returned to BuyerCo, at BuyerCo's written request, Licensee shall certify in writing to BuyerCo that all physical copies of the Source Code have been returned to BuyerCo or destroyed, that Licensee has retained no printed, electronic or intangible copy of the Source Code, and that all use of the Source Code has been permanently discontinued.

            8.         Responsibility.  ANY PORTION OF THE SOURCE CODE MODIFIED, TRANSLATED, OR CONVERTED BY LICENSEE AND THE LICENSED SOFTWARE AS SO MODIFIED THAT IS SUBSEQUENTLY USED BY LICENSEE IN BINARY CODE FORM IS LICENSEE'S RESPONSIBILITY, AND BUYERCO BEARS NO RESPONSIBILITY FOR, AND SHALL HAVE NO LIABILITY RELATED TO, THE PROPER FUNCTIONING THEREOF.

            9.         Assignment.  Neither this Addendum nor the rights granted herein may be assigned by Licensee without BuyerCo's express prior written approval.  Except as expressly provided in this Addendum, all of the provisions, terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this License Agreement to be executed by their undersigned duly authorized representatives on the respective dates set forth below.

LICENSEE:	TRIPOS (CAYMAN) LP

Signature Date	Signature Date

Printed or type name	Printed or Typed Name

Title (duly authorized)	Title (duly authorized)

Telephone Number	Telephone Number

[SIGNATURE PAGE TO EXHIBIT C TO THE SOFTWARE LICENSE AGREEMENT]

EXHIBIT F

OFFICE LEASE

This Office Lease ("Lease") is made and entered into effective as of the ____ day of ______________, 2006 by and between Tripos Realty LLC, a Missouri limited liability company ("Landlord"), and Tripos (Cayman) LP, a Cayman Islands limited partnership ("Tenant").

Recitals:

A.        Landlord is the owner of an office building generally located at 1699 - 1701 South Hanley Road (the "Building") in the City of Brentwood, Missouri (the "City").

B.         Subject to the terms and conditions of this Lease, Landlord and Tenant have agreed that Tenant will lease a portion of the Building totaling 28,667 square feet comprising the entire first and second floors of the Building shown on the Site Plan attached as Exhibit A (the "Premises").

NOW, THEREFORE, in consideration of the agreements contained herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, the Premises, and Landlord grants to Tenant other rights as provided herein, upon and subject to the provisions of this Lease.

SECTION 1.  DESCRIPTION OF THE PREMISES, RIGHTS AND EASEMENTS.

1.1       Premises:  Landlord hereby leases to Tenant the Premises.  Tenant hereby acknowledges that Landlord may elect to lease a portion of the Building other than the Premises (the "Adjacent Premises") to one or more additional tenants (each an "Adjacent Tenant") for office use.  Any such Adjacent Tenant and Tenant shall each have the non-exclusive right to use and access a portion of the Premises identified on Exhibit A as the "Shared Space" as a common entry and reception area to the remainder of the Building.  Neither Tenant nor any Adjacent Tenant shall have the right to use the Shared Space to the exclusion of the other party.  Tenant hereby acknowledges and agrees that Tenant shall pay Annual Rent with respect to the Premises in accordance with the terms and conditions of this Lease, excluding the Shared Space.  Further, in the event the lease for the Adjacent Premises expires or terminates for any reason whatsoever, Landlord shall be entitled to market the Adjacent Premises, including the non-exclusive use of the Shared Space, to another tenant.  Prior to leasing any portion of the Adjacent Premises to an Adjacent Tenant, Landlord shall, at it sole cost and expense, take all reasonable measures, such as the installation of separate key-card systems and dividing walls which may be necessary or advisable to ensure that the Premises are properly segregated and secured from the Adjacent Premises.

Landlord acknowledges and agrees that Tenant shall have until the forty-fifth (45th) day after the Commencement Date, at no additional rent, to remove Tenant's personal property and equipment from those areas of the third floor of the Building which are not included in the Premises.

Landlord hereby reserves and excepts from the Premises the roof and exterior walls of the building or buildings, of which the Premises are a part, and further reserves the right to construct additional floors on the Building and has the right in, over and upon the Premises as may be reasonably necessary or advisable for the servicing of the Premises or other portions of the Building.  Landlord reserves the right to add or delete structures, common areas, parking fields and other elements of the Building, except as expressly limited herein.

1.2       Rights and Easements:  Landlord hereby grants to Tenant for its benefit and the benefit of its employees, officers, agents and invitees, a non-exclusive easement for ingress and egress to and from the Premises and any public rights-of-way adjoining the Building over roadways, entrances and walkways located and constructed on the Building from time to time.  All Parking Areas, driveways, entrances and exits thereto, sidewalks, ramps, landscaped areas, exterior stairways, and all other common areas and facilities provided by Landlord for the common use of tenants of the Building and their employees and invitees, shall at all times be subject to the exclusive control and management of Landlord, and Landlord shall have the right from time to time to establish, modify and enforce reasonable rules and regulations with respect to the use of all such common areas and facilities.  Landlord shall have the exclusive right at any and all times to close any portion of the Building for the purpose of making repairs, changes or additions thereto, provided that such closure does not unreasonably interfere with Tenant's ability to access and use the Premises.  Tenant shall have the right to use up to 140 parking spaces in the Parking Areas on an unreserved basis.

SECTION 2.  TERM OF LEASE.

2.1       Term:  The "Term" of this Lease shall commence on the date hereof (the "Commencement Date") and shall expire at 11:59 on the date which is the first (1st) anniversary of the Commencement Date, unless sooner terminated as provided herein.  Landlord or Tenant may terminate the Term of this Lease provided that the terminating party has provided the other party with written notice at least ninety (90) days in advance of such termination.

2.2       Holdover:  Should Tenant holdover in occupancy of the Building after the Term of this Lease shall have ended, Tenant shall be liable to Landlord for holdover rent in the amount of One Thousand and 00/100 Dollars ($1,000.00) per day, as liquidated damages and not as a penalty, as the parties acknowledge and agree that actual damages would be difficult to ascertain.  The provisions of this Section shall not operate as a waiver of any right of re-entry provided in this Lease.

SECTION 3.  ANNUAL RENT.  Tenant shall pay Landlord, at Landlord's address for notices, as set forth herein, or to such other person or such other addresses as directed from time to time by notice to Tenant from Landlord, throughout the Term, "Annual Rent" in an amount equal to Twenty-Two and 50/100 Dollars ($22.50) per rentable square foot constituting the Premises (which excludes in all cases the Shared Space), which amount is $645,007.50.  Annual Rent shall be payable in equal monthly installments of $53,750.62 in advance on the first day of each month during the Term without notice from Landlord requiring payment.  Rent for any partial month shall be prorated.  In the event Tenant shall fail to pay any installment of rent on the first day of any month and such failure shall continue past the fifth (5th) day of such month, Landlord shall, in the first instance, notify Tenant in writing of such late payment and, if Tenant shall fail to make such payment within five (5) days of Landlord's notice, Tenant shall pay, as additional rent, a late fee in the amount of One Hundred Dollars ($100.00) per day for each day past the original due date that Annual Rent remains unpaid until and including the date the Annual Rent and late fee are paid in full.  After the first late payment by Tenant, Landlord shall not be obligated to notify Tenant of any subsequent late payments, and Tenant shall automatically be subject to the late fee of One Hundred Dollars ($100.00) per day past the original due date if Tenant fails to pay any installment of rent by the fifth (5th) day of any month.  Tenant shall at no time have the right to deduct and/or offset amounts claimed against Landlord from Tenant's Annual Rent payments.

SECTION 4. TENANT IMPROVEMENTS.  Tenant, at its expense, shall construct such improvements to the Premises as necessary to conduct its desired activities therein and shall be responsible for obtaining all necessary permits and approvals in connection therewith.

SECTION 5.  REPAIR AND MAINTENANCE OF BUILDING AND PREMISES:

5.1       Maintenance by Landlord:  Landlord shall, throughout the Term of this Lease, at its own cost, maintain and repair the Building, including the Shared Space, in first class, good condition and repair.  Landlord shall, throughout the Term of this Lease, at its sole cost, maintain, repair and replace the following components of the Premises, unless such maintenance, repair or replacement is due to the negligence or willful misconduct of Tenant, its employees, contractors, invitees or guests: roof, structure, exterior windows and doors, foundation, all utility conduits, pipes and mains, floors, ceilings, interior walls, mechanical systems, conduits, Parking Areas, entrances, common areas, landscaping, elevators and HVAC systems.  Further, Landlord shall provide janitorial and housekeeping services for the Premises five (5) days a week and substantially in the manner described on Exhibit B.

5.2       Maintenance by Tenant.  Tenant shall generally keep and maintain the Premises, excluding the Shared Space, in a clean, sanitary and safe condition.  Tenant shall also maintain, repair or replace all portions of the Building and the Premises damaged or destroyed as a result of the negligent or willful conduct of Tenant, its employees, contractors, invitees or guests.  Tenant shall comply with all requirements of law, by statute, ordinance or otherwise, affecting the Premises and all appurtenances thereto.

SECTION 6.  ALTERATIONS, MAINTENANCE AND REPAIR BY TENANT.

6.1       Tenant Alterations:  Any and all alterations, additions, improvements or modifications (hereinafter "Alterations") by Tenant shall require Landlord's prior written consent, which shall not be unreasonably withheld, delayed or conditioned.  Tenant shall make any such Alterations to the Premises, at its sole cost and expense.  Further, any such Alterations shall be subject to governmental approval and compliance.

6.2       Ownership of Leasehold Improvements: Except as hereinafter provided, all improvements and alterations, including any addition to the Premises made by or on behalf of Tenant and in existence upon the termination of this Lease shall immediately upon such termination be and become the property of Landlord without payment therefore by Landlord.  Notwithstanding the foregoing, all machinery and equipment, trade fixtures, movable partitions, furniture and furnishings installed on the Premises by Tenant shall remain the property of Tenant with the right of removal, whether or not affixed and/or attached to the Premises, and Tenant shall be entitled to remove the same during the Term, provided that Tenant shall, at Tenant's cost, repair any damage to the Premises caused by the removal of such personal property and trade fixtures.  All such personal property remaining on the Premises after the end of the Term shall be deemed abandoned by the Tenant and Tenant hereby quit claims its interest in and to any such property and trade fixtures remaining on the first day after the expiration or earlier termination of the Term of this Lease.

SECTION 7.  USE.  The Premises shall be used solely for the operation of an office substantially in the manner used by Tenant immediately prior to the Commencement Date and in accordance with all applicable statutes, ordinances, rules, regulations and other laws, including without limitation all environmental laws, rules, regulations, statutes and ordinances.

SECTION 8.  INSURANCE AND INDEMNITY.

8.1       Landlord Insurance Requirements:  Landlord shall procure, maintain and pay for (i) special form property insurance policy covering the Building (at its full replacement cost), but excluding Tenant's personal property, and (ii) commercial general public liability insurance covering Landlord and Tenant for claims arising out of liability for bodily injury, death, personal injury and property damage occurring in and about the Building and otherwise resulting from any acts and operations of Landlord, its agents and employees, and containing a severability of interests clause to cover Landlord's indemnity obligations set forth herein, in limits not less than $1,000,000.00 inclusive per occurrence.  All such policies shall be issued by a financially sound and reputable insurance company licensed to do business in the State of Missouri.  Landlord's commercial general public liability insurance shall provide coverage for the indemnity obligations of Landlord under this Lease.  Landlord shall have the right to include the insurance required by this Section 8.1 under Landlord's policies of "blanket insurance".  If requested by Tenant, Landlord shall furnish Tenant with a certificate of insurance for each required coverage showing that the required insurance is in force.

8.2       Tenant Insurance Requirements:  Tenant shall procure, maintain and pay for (i) special form property insurance insuring Tenant's interest in the Premises and all other property located in the Premises, including furniture, trade fixtures, equipment and other personal property in an amount equal to its full replacement value, and (ii) commercial general public liability insurance covering Tenant and Landlord for claims arising out of liability for bodily injury, death, personal injury and property damage occurring in and about the Premises and resulting from any acts and operations of Tenant, its agents and employees, and containing a severability of interests clause to cover Tenant's indemnity obligations set forth herein, in limits not less than $1,000,000.00 inclusive per occurrence.  All such policies shall be issued by a financially sound and reputable insurance company licensed to do business in the State of Missouri.  Tenant shall have the right to include the insurance required by this Section 8.2 under Tenant's policies of "blanket insurance".  Landlord and Landlord's lender shall be named as additional insureds on Tenant's commercial general liability policy.  Tenant shall furnish to Landlord insurance certificates evidencing the required coverages prior to the Commencement Date.

8.3       Insurance Certificates: Landlord and Tenant each shall provide the other with certificates of insurance obtained in accordance with this Section 8.  Each such policy and certificate shall provide for at least thirty (30) days prior written notice to the other party in the event of cancellation or non‑renewal of such insurance and shall name the other party as an "additional insured."

8.4       Waiver of Subrogation and Indemnification:

(a)        Landlord hereby releases Tenant and Tenant hereby releases Landlord from and against any and all claims, demands, liabilities or obligations whatsoever for damage to the property or loss of rents or profits of either Landlord or Tenant resulting from or in any way connected with any fire or accident or other casualty whether or not such fire, accident or other casualty shall have been caused by the negligence or contributory negligence of any of Landlord or Tenant or by any agent, associate, employee or invitee of any of them, or any other tenant of Landlord to the extent same is covered or is required to be covered by insurance hereunder.  Landlord and Tenant agree to use due diligence to obtain any necessary endorsement on any insurance policies in order to obtain the result desired under this Subsection 8.4, including, without limitation, waiver of subrogation rights.

(b)        Except to the extent that Tenant has released Landlord as provided in Subsection 8.4(a) hereof, Landlord shall indemnify, defend and hold harmless Tenant, its employees and agents from and against all claims, liability, loss, expense, damage or injury (including Tenant's reasonable attorney's fees and other litigation expenses) of any nature arising out of or in connection with occurrences at the Building caused by the (i) gross negligence or willful misconduct of Landlord, or (ii) the failure of Landlord to comply during the Term with all laws, rules, regulations, statutes and ordinances.

(c)        Except to the extent that Landlord has released Tenant as provided in Subsection 8.4(a) hereof, Tenant shall indemnify, defend and hold harmless Landlord, its employees and agents from and against all claims, liability, loss, expense, damage or injury (including Landlord's reasonable attorney's fees and other litigation expenses) of any nature arising out of or in connection with occurrences at the Building caused by (i) the gross negligence or willful misconduct of Tenant or (ii) the failure of Tenant to comply during the Term with all laws, rules, regulations, statutes and ordinances.

8.5       No Increase to Risk.  Tenant agrees not to keep upon the Premises any articles or goods, which may be prohibited by the Tenant's or Landlord's respective insurance policies.  It is agreed between the parties that in the event the insurance rates applicable to fire and extended coverage insurance covering the Premises or the Building shall be increased by reason of any use of the Premises made by Tenant, then Tenant shall pay to Landlord such increase in insurance as shall be occasioned by said use.

8.6       Property of Tenant.  Tenant agrees that all property owned by it, in, on, or about the Premises, shall be at the sole risk or hazard of the Tenant.  Landlord shall not be liable or responsible to Tenant, or anyone claiming under or through Tenant, for any loss or damage to such property regardless of cause unless such damage or loss is the result of a negligent or willful act or omission of Landlord.

SECTION 9.  TAXES AND UTILITIES.

9.1       Taxes Excluded:  Nothing contained in this Lease shall require Tenant to pay any real estate, franchise, estate, inheritance, succession, capital levy or transfer tax of Landlord, or any income, excess profits or revenue tax or any other tax, assessment, charge or levy upon the rent payable by Tenant under this Lease.  All of such taxes and assessments, including ad valorem real property taxes, on the Building and Premises, shall be paid by Landlord.

9.2       Utilities for Premises:

(a)        Landlord shall provide and pay all charges at the rate charged by the public utility furnishing same for sewer, water, gas, HVAC and electrical utility service reasonably consumed at the Premises during Business Hours.  Tenant shall be responsible for the payment of all other utility or services costs, including, without limitation, all costs for cable or satellite television, telephone service and internet access.  The term "Business Hours" shall mean twenty-four (24) hours per day, seven (7) days per week during each year of the Term.

(b)        Subject to the following sentences, Landlord shall be responsible for maintaining and repairing damaged or defective fixtures, conduits, plumbing, wiring, outlets and other utility facilities and systems serving the Premises resulting from ordinary wear and tear.  Tenant shall be responsible for the repair and replacement of fixtures, conduits, plumbing, wiring, outlets and other utility facilities serving the Premises (whether exposed or concealed) destroyed or damaged by the negligent or willful actions of Tenant, its employees, contractors, invitees or guests.  Nothing herein shall obligate Landlord to repair or maintain fixtures or equipment owned or installed by Tenant.  If Tenant is obligated to perform a repair or replacement, as set forth in the preceding sentence, and if Tenant refuses or neglects to perform same after reasonable notice (except in the event of an emergency, when no prior notice shall be required), Landlord shall have the right (but not the obligation) to perform such repair, maintenance or replacement, and Tenant shall pay the cost thereof on demand.

SECTION 10.  DAMAGE OR DESTRUCTION.

10.1     Termination for Substantial Damage: In the event twenty-five percent (25%) or more of the rentable square footage of the Premises are damaged or destroyed, except due to the negligence or willful misconduct of Tenant, and Tenant, in Tenant's reasonable discretion, is unable to reasonably operate its business in the Premises for a period of sixty (60) days or more or if any casualty to the Building materially impairs Tenant's ability to efficiently use more than twenty-five percent (25%) of the rentable square footage of the Premises, then Tenant shall have the right to terminate this Lease by giving written notice of such termination to the Landlord no later than thirty (30) days after the occurrence of such damage.  Upon such termination, Tenant's obligations hereunder, including the obligation to pay rent, shall cease and terminate as of the date Tenant ceases to operate its business in the Premises.  In the event Tenant does not elect to cancel the Lease as provided above, the payment of Annual Rent and all other amounts due hereunder shall not abate and Tenant shall continue to be responsible therefor throughout the Term.

10.2     Restoration After Damage:

(a)        In the event of any partial damage or destruction to the Premises, except due to the negligence or willful misconduct of Tenant, and provided the remaining Term of this Lease is greater than six (6) months at the time of such damage or destruction, Landlord, at its sole cost and expense, shall promptly and diligently proceed to repair, restore or reconstruct any damage or destruction to the Premises.  Tenant shall be responsible for, and Tenant shall pay for, the repair and restoration of all damages to the Building and underlying real estate caused by its negligence or willful misconduct as well as all damages to Tenant's leasehold improvements, fixtures or equipment caused by Tenant's negligence or willful misconduct.

(b)        If Landlord has an obligation hereunder to repair, restore or reconstruct the Premises pursuant to Subsection 10.2(a) and has not promptly commenced to repair, restore or reconstruct such damage or destruction within sixty (60) days following such casualty, or after having commenced to repair fails to diligently pursue same, or if thereafter Landlord does not diligently pursue the completion of such repair, restoration or reconstruction, then Tenant may, in either event and in addition to any other remedies available to it hereunder, terminate this Lease.

(c)        The amounts of all insurance proceeds obtained by Landlord or Tenant and payable as a result of any damage or destruction to the Premises or the Building shall be made available for purposes of making repairs, restoration or reconstruction required by this Section 10.

SECTION 11.  CONDEMNATION.

11.1     Condemnation Defined:  Condemnation means a taking under the power of eminent domain, or the voluntary sale by Landlord to any person having the power of eminent domain, provided that the applicable property is then under the threat of condemnation.

11.2     Effect of Condemnation:  This Lease may terminate at the election of either Landlord or Tenant in the event: (a) any portion of the Premises (including the Shared Space) is taken by Condemnation; (b) a portion of the Parking Areas is taken by Condemnation the result of which shall render the Building in violation of the parking requirements imposed by the City of Brentwood's zoning code, or (c) if all access points to the Building shall be terminated.  If notice of termination is provided by either Landlord or Tenant, the termination of this Lease shall be effective as of the date title of the property is vested in the condemning authority or the date of termination of any such access.

11.3     Temporary Condemnation: Notwithstanding anything in this Section 11 to the contrary, if all or any portion of the Premises or the Building is taken by Condemnation for a limited period of time less than sixty (60) days, this Lease shall not terminate and Tenant shall continue to perform its obligations hereunder, including but not limited to the payment of rent, as though such taking had not occurred except to the extent that it may be prevented from so doing pursuant to the terms of the order of the authority which made the Condemnation.

11.4     Effect of Termination for Condemnation:  Upon any termination of this Lease as a result of a Condemnation, all rent and charges of all types shall be adjusted and prorated to the date of such termination, all other rights and obligations of the parties hereunder shall cease to accrue after said date, and Tenant shall have a reasonable period of time, not to exceed forty-five (45) days following such termination to remove its personal property from the Premises.

11.5     Condemnation Awards:  Landlord and Tenant shall be entitled to make separate claims to the condemning authority for damages resulting from such Condemnation, temporary or otherwise, as allowed by law.

SECTION 12.  REMEDIES FOR DEFAULT.

12.1     Tenant's Default:  The occurrence of any one or more of the following events shall be deemed a "Default by Tenant" under this Lease:

(a)        The failure of Tenant to pay any installment of Annual Rent, additional rent or any other monetary payment required to be made by Tenant hereunder within five (5) days of its due date, without obligation for notice thereof from Landlord unless otherwise specifically required herein; or

(b)        The failure of Tenant to observe or perform any other of its obligations under this Lease within thirty (30) days after notice thereof by Landlord, or, if such failure cannot reasonably be cured within thirty (30) days, then the failure of Tenant to promptly commence to perform the same after notice thereof by Landlord and to thereafter diligently pursue the appropriate action to cure.  Notwithstanding the preceding sentence, in the event of an emergency, Tenant's cure period may be shortened to such period of time as is reasonable under the circumstances.

12.2     Landlord's Remedies:  In addition to any other remedies provided to Landlord hereunder, upon the occurrence of any Default by Tenant, Landlord may, at its option:

(a)        Terminate this Lease by written notice to Tenant and recover from Tenant damages incurred by reason of such Default by Tenant, including the reasonable costs of recovering and re-letting the Premises and reasonable attorneys' fees relating thereto, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so Landlord may enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof.

(b)        Without terminating this Lease, enter upon and take possession of the Premises, expel or remove Tenant and any other person who may be occupying the Premises and rent the Premises, as Tenant's agent, at the best price obtainable by reasonable efforts, and in such event Tenant shall be liable to Landlord for any deficiency between (i) the amount of rent due hereunder plus the reasonable costs to Landlord or recovering and re-letting the Premises including reasonable attorneys' fees, and (ii) the rental achieved by Landlord from such re-letting.

(c)        Exercise any other remedies available to Landlord under this Lease, or in law or in equity.

12.3     Surrender of Premises:

(a)        Prior to the expiration or earlier termination of this Lease, Tenant shall remove any and all of Tenant's personal property, including, without limitation, machinery, equipment, trade fixtures, furniture, furnishings, stock and inventory from the Premises and leave the Premises in broom-clean condition.

12.4     Landlord's Default:  The occurrence of any one or more of the following events shall be deemed a "Default by Landlord" under this Lease:

(a)        The failure of Landlord to pay any amounts of money Landlord is required to pay to Tenant hereunder within five (5) days after written notice thereof by Tenant; or

(b)        The failure of Landlord to promptly and fully perform any other of its obligations under this Lease within thirty (30) days after notice thereof by Tenant, or, if such failure cannot reasonably be cured within thirty (30) days, then the failure of Landlord to promptly commence to perform the same after notice thereof by Tenant and to thereafter diligently pursue the appropriate action to cure same.  Notwithstanding the preceding sentence, in the event of an emergency, Landlord's cure period may be shortened to such period of time as is reasonable under the circumstances.

12.5     Tenant's Remedies and Right to Cure:  In the event of a Default by Landlord, Tenant may:

(a)        At its election, cure such failure or breach for and on behalf of the Landlord, and any reasonable amount which Tenant expends and any amounts of damages incurred by Tenant shall be paid by Landlord to Tenant and shall be due upon demand therefore.  Tenant shall have a claim against Landlord for any reasonable amounts so expended and any damages incurred as herein provided.

(b)        In addition to Tenant's right to cure pursuant to Subsection 12.5(a) and such remedies which may be available at law or in equity, and not in limitation thereof, Tenant may elect not to take any action with respect to such default and look to Landlord for the performance of all Landlord's obligations under this Lease.

(c)        Pursue any other right or remedy available at law or in equity.

12.6     Attorney Fees for Default:  If either party should default under the terms of this Lease and such default is not cured in accordance with the terms hereof, the other party shall be entitled to recover from the defaulting party all reasonable costs, charges, expenses and attorneys' fees incurred in connection therewith and in connection with the other party's remedies undertaken on account of such default and any negotiations in regard thereto.

12.7     Excuses for Delay:  Each party shall be excused from performing any obligation under this Lease, and any delay in the performance of any obligation under this Lease shall be excused, if and so long as the performance of the obligation is prevented, delayed or otherwise hindered by acts of God, fire, earth, floods, explosion, acts of the elements (excluding ordinary bad weather), war, riots, violence, inability to procure or a general shortage of labor, equipment, facilities, materials or supplies in the open market, failure of transportation, strikes, lockouts, actions of labor unions, condemnation, court orders, laws or orders of governmental or military authorities or any other cause, whether similar or dissimilar to the foregoing, not within the control of Landlord or Tenant.  Nothing contained herein shall excuse a party from payment of any monies due hereunder including rent, nor shall the inability to procure money be deemed to excuse or delay performance.

12.8     Remedies Cumulative/No Waiver: All remedies available to either party are declared to be cumulative and concurrent.  No termination of this Lease nor any taking or recovering of possession of the Premises shall deprive either party of any of its remedies or actions against the other.  No waiver of any default by either party shall be implied from any omission by the other party to take any action on account of said default if such default persists or shall be repeated, and no express waiver shall affect any default other than the default specified in the express waiver and then only for the time and to the extent therein stated.  No failure of either party to exercise any power given the other hereunder or to insist upon strict compliance with any obligations hereunder and no custom or practice of the parties at variance within the terms hereof shall constitute a waiver of a party's right to demand exact compliance with the terms hereof.  The provisions of this paragraph shall survive any termination of this Lease.

SECTION 13.  QUIET ENJOYMENT AND NON‑DISTURBANCE.

13.1     Quiet Enjoyment:  So long as Tenant pays the rent reserved under this Lease and fulfills the obligations on its part to be performed hereunder, Tenant shall peaceably hold and quietly enjoy the Premises and appurtenances without interruption by the Landlord, or any mortgagee, holder of any deed of trust, or any other Person.

13.2     Subordination and Non‑Disturbance of Future Mortgagees:  Tenant shall deliver to Landlord prior to the Commencement Date an agreement in form and substance reasonably requested by Landlord, subordinating this Lease to the lien of any Mortgages now or hereafter in force against the Building, and to all advances made or hereafter to be made upon the security thereof, provided that Tenant's obligations under this Lease shall not be increased in any material way and Tenant shall not be deprived of its rights under this Lease.  In particular, Tenant's right to the possession of and quiet enjoyment of the Premises during the Term shall not be disturbed if Tenant pays rent and performs all of Tenant's obligations under this Lease and is not otherwise in default.

SECTION 14.  ASSIGNMENT AND SUBLETTING.

14.1          Assignment and Subletting:  Tenant may not assign this Lease or sublet or grant concessions or licenses to all or any part of the Premises without the advance written consent of Landlord, which may be withheld in its sole discretion.  In the event that Tenant assigns this Lease or sublets the Premises, such assignment or subletting shall not release Tenant from any liability under this Lease and Tenant shall guarantee the prompt payment of all Annual Rent, additional rent and all other amounts due hereunder throughout the Term.

14.2          Landlord may sell, transfer or otherwise assign the Building and underlying real estate and/or sell, transfer or assign this Lease in its sole discretion.  Upon such sale, transfer or assignment, Landlord shall be relieved from all obligations and liabilities under this Lease, provided that such obligations and liabilities are expressly assumed in writing by the relevant buyer, transferee or assignee and a copy of such assignment instrument is delivered to Tenant.  Landlord shall provide no less than fifteen (15) days prior written notice to Tenant of any sale, transfer or assignment of the Building and underlying real estate or sale, transfer or assignment of the Lease.  Included in the notice shall be the name and address of the purchaser, transferee or assignee.  No consent or notice shall be required for a change in ownership or control of Landlord.  Tenant shall deliver an estoppel (meeting the requirements of Subsection 15.3 below) and attornment agreement to any new owner of the building and underlying real estate or Lease within fifteen (15) days following the request of the Landlord.

SECTION 15.  MISCELLANEOUS.

15.1     Exhibits:  Each reference herein to an exhibit or attachment refers to the applicable exhibit or attachment that is attached to this Lease, which exhibit or attachment may be amended by the parties in writing from time to time in accordance with the provisions of this Lease.  All such exhibits or attachments constitute a part of this Lease and by this Subsection 15.1 are expressly made a part hereof.

15.2     Waivers:  One or more waivers of any covenant, term or condition of this Lease by either party shall not be construed as a waiver of a subsequent breach of the same or any other covenant, term or condition; nor shall any delay or omission by either party to seek a remedy for any breach of this Lease or to exercise a right accruing to such party by reason of such breach be deemed a waiver by such party of its remedies or rights with respect to such breach.  The consent or approval by either party to or of any act by the other party requiring such consent or approval shall not be deemed to waive or render unnecessary consent to or approval of any similar act.

15.3     Estoppels:  Tenant and Landlord will, at any time and from time to time, upon no less than fifteen (15) days prior request by the other party or by a Mortgagee, execute, acknowledge and deliver to the other party a certificate, certifying that (i) this Lease is unmodified and in full effect (or setting forth any modifications and that this Lease is in full effect as modified); (ii) the rent payable and the dates to which the rent and other sums payable hereunder have been paid; (iii) to the knowledge of the signer, any default of which the signer may have knowledge; (iv) the commencement and expiration dates of the Lease; (v) the amount of any security or other deposits; and (vi) to the signer's knowledge, such other matters as may reasonably be requested by the requesting party.

15.4     Binding Effect:  All covenants, agreements, provisions and conditions of this Lease shall be binding upon and inure to the benefit of the successors and permitted assigns of Landlord and Tenant, and shall be deemed to run with the land and the same shall be binding upon and inure to the benefit of the other party and its successors and permitted assigns.

15.5     Amendments:  This Lease may be modified or amended by written agreement of the parties.  No modification or amendment of this Lease shall be effective unless evidenced by an agreement in writing signed by Landlord and Tenant.

15.6     Agreements Severable: If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to the person or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

15.7     Notices: All notices, consents, requests, demands and other communications hereunder shall be in writing, and shall be deemed to have been duly given or made: (i) when delivered in person; (ii) three days after deposited in the United States mail, first class postage prepaid; (iii) in the case of telegraph or overnight courier services, one business day after delivery to the telegraph company or overnight courier service with payment provided for; (iv) in the case of telex or telecopy or fax, when sent, verification received.

All notices to Tenant shall be directed to:

Tripos (Cayman) LP

c/o Amish Mehta

456 Montgomery Street, 19th Floor

San Francisco, California 94104

Facsimile No.: (415) 293-5100

All notices to Landlord shall be directed to:

Tripos Realty, LLC

c/o John P. McAlister, President, Chief Executive Officer

1699 South Hanley Road

Brentwood, Missouri 63144

Facsimile No.:  (314) 647-8108

or to such other persons or addresses as either party shall hereafter designate by notice given from time to time in accordance with this Section.

15.8     Authority:  Landlord warrants and represents it is the fee owner of the Building.  Landlord and Tenant represent and warrant to the other that it has full authority to enter into this Lease and agree to provide to the other such consents, resolutions or certificates as may be reasonably required to evidence such authority.

SECTION 16.  DEFINITIONS.

16.1     Parking Area:  "Parking Area" means all areas of the Building which are set apart or used for the parking of motor vehicles.

16.2     Mortgage:  Any first lien priority mortgage, security agreement, assignment of lease or other security instrument relating to the Premises, the Building, or any part thereof and this Lease, securing the borrowing by Landlord or Tenant from an insurance company, bank or trust company, savings and loan association, or any other institution which regularly makes loans on real estate (herein called a "Lending Institution").

16.3     Mortgagee:  A Lending Institution secured by a Mortgage.

16.4     Person:  "Person" or "Persons" means individuals, partnerships, associations, corporations, limited liability companies, limited liability partnerships, limited partnerships, trusts and any other form of business organization, or one or more of them, as the context may require.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Lease to be effective as of the day and year first above written.

LANDLORD:                                                TENANT:

TRIPOS REALTY, LLC                                  TRIPOS (CAYMAN) LP

By:                                                                   By:

Name:                                                               Name:

Title:                                                                  Title:

[SIGNATURE PAGE TO THE LEASE]

EXHIBIT A

SITE PLAN OF BUILDING/DEPICTION OF PREMISES AND SHARED SPACE

EXHIBIT B

JANITORIAL SERVICES AGREEMENT

Cleaning may commence at 4:00 p.m. and continue  after tenant working hours. .

The Landlord shall maintain the leased premises, including outside areas in a clean condition and shall provide supplies and equipment.  The following schedule describes the level of services intended.

DAILY:

Empty trash receptacles and clean ashtrays.  Sweep entrances, lobbies and corridors.  Sweep all corridors and spot sweep carpets.  Clean drinking fountains.  Damp mop restrooms.  Clean all toilet fixtures and replenish toilet supplies.  Dispose of all trash and garbage generated in or about the building.  Refill trash cans with new liner as needed.   Damp mop floors in kitchen areas and front entrance.  Clean elevators and steps.

Clean stainless steel handrails in stairwells; clean receptionist desk and all glass tables in lobby; clean meeting room tables if necessary; clean all lunch room tables.

THREE TIMES A WEEK:

Empty shredders.

WEEKLY:

Sweep sidewalks and parking areas.   Sweep all carpeting in cubes and offices.  Dust all furniture; mop shipping area; mop platform of computer area; put recycled containers outside on Thursdays; bring in on Friday; sweep carpeting in cubes and offices; clean both set of double doors in lobby.